CREDIT AND GUARANTY AGREEMENT

by and among

BEL FUSE INC.,
as Borrower,

THE SUBSIDIARY GUARANTORS PARTY HERETO

and

BANK OF AMERICA, N.A.,
as Lender

Dated February 12, 2007

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-ii-

EXHIBITS:

Exhibit “A”	Form of Borrowing Request
Exhibit “B”	Form of Guaranty Supplement
Exhibit “C”	Form of Revolving Credit Note
Exhibit “D”	Form of Notice of Conversion
Exhibit “E”	Form of Compliance Certificate

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CREDIT AND GUARANTY AGREEMENT

THIS CREDIT AND GUARANTY AGREEMENT dated February 12, 2007 (the “Effective Date”), by and among BEL FUSE INC., a New Jersey corporation (the “Borrower”), the “Subsidiary Guarantors” (as such term is defined in Section 1.1 below), and BANK OF AMERICA, N.A. (the “Lender”).

RECITALS

A. The Borrower has requested that the Lender provide a revolving credit facility to the Borrower, and the Lender is willing to do so on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND RULES OF INTERPRETATION

Section 1.1 Definitions

As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

“ABR Advances” means the Loans (or any portions thereof), at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

“Accountants” means Deloitte & Touche LLP (or any successor thereto), or such other firm of certified public accountants of recognized national standing selected by the Borrower and reasonably satisfactory to the Lender.

“Acquisition” has the meaning set forth in Section 7.5 hereof.

“Acquisition Consideration” means, with respect to the Acquisition, the sum of (i) the cash consideration paid or agreed to be paid in connection with all such Acquisitions, plus (ii) the fair market value of all non-cash consideration paid or agreed to be paid in connection with all such Acquisitions, plus (iii) an amount equal to the principal or stated amount of all liabilities assumed or incurred in connection therewith.

“Affiliate” means as to any Person any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (i) vote 5% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agreement” means this Credit and Guaranty Agreement, as it may be from time to time amended, modified, extended, renewed, refinanced, and/or supplemented.

“Alternate Base Rate” means on any date, a rate of interest per annum equal to the higher of (i) the Federal Funds Effective Rate in effect on such date plus 1/2 of 1% or (ii) the Prime Rate in effect on such date.

“Applicable Margin” means, at all times during the applicable periods set forth below: (i) with respect to ABR Advances, the percentage set forth below under the heading “ABR Margin”, (ii) with respect to Eurodollar Advances, the percentage set forth below under the heading “Eurodollar Margin”, and (iii) with respect to the Commitment Fee, the percentage set forth below under the heading “Commitment Fee”.

WHEN THE CONSOLIDATED LEVERAGE RATIO IS:

GREATER THAN OR EQUAL TO	AND LESS THAN	ABR MARGIN	EURODOLLAR MARGIN	COMMITMENT FEE
2.00:1.00		0.00%	1.25%	0.25%
1.00:1.00	2.00:1.00	0.00%	1.00%	0.20%
	1.00:1.00	0.15%	0.75%	0.15%

Changes in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio shall be based upon the Compliance Certificate most recently delivered pursuant to Section 6.1(c) hereof and shall become effective on the date such Compliance Certificate is delivered to the Lender. Notwithstanding anything to the contrary contained in this definition, if the Borrower shall fail to deliver to the Lender a Compliance Certificate on or prior to any date required hereby, the Consolidated Leverage Ratio shall be deemed to be greater than 2.00:1.00 from and including such date to the date of delivery to the Lender of such Compliance Certificate.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States.

“Borrower Obligations” means, collectively, all of the obligations and liabilities of the Borrower under the Loan Documents, and all other Indebtedness of the Borrower to the Lender, including all reimbursement obligations of the Borrower in respect of any letters of credit issued by the Lender for the account of the Borrower or any Subsidiary, in each case whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired, and whether arising before or after the occurrence of any Event of Default under Sections 8.1(h) or (i) hereof and including any obligation or liability in respect of any breach of any representation or warranty and all post-petition interest and funding losses, whether or not allowed as a claim in any proceeding arising in connection with such an event.

“Borrowing Date” means any Business Day on which the Lender makes Loans.

“Borrowing Request” means a request by the Borrower for a Loan in accordance with Section 2.2 hereof and substantially in the form of Exhibit “A” attached hereto and made a part hereof.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks located in New York City are authorized or required by law or other governmental action to be closed, provided that when used in connection with a Eurodollar Advance, the term shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, (a) which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, or (b) which lease does not qualify as a Tax Operating Lease. For purposes of this definition, “Tax Operating Lease” means any “synthetic lease”, and any other lease (i) that is treated as a lease for purposes of the Code, and (ii) the lessor under which is treated as the owner of the assets subject to the lease for purposes of the Code.

“Capital Stock” means, as to any Person, all shares, interests, partnership interests, limited liability company interests, participations, rights in or other equivalents (however designated) of such Person’s equity (however designated) and any rights, warrants or options exchangeable for or convertible into such shares, interests, participations, rights or other equity.

“Cash Equivalents” means Dollar denominated investments in (i) securities issued or directly and fully guarantied or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in full support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits, certificates of deposit and bankers acceptances maturing within 270 days from the date of acquisition thereof issued or Guarantied by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank having a combined capital surplus and undivided profits of not less than $100,000,000 and whose (or whose parent company’s) unsecured non-credit supported short-term debt or commercial paper rating at the time of such acquisition (x) from Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto (“S&P”) is at least A-1, or the equivalent thereof, or (y) from Moody’s Investors Service, Inc. or any successor thereto (“Moody’s”) is at least P-1, or the equivalent thereof, (iii) commercial paper maturing within 90 days from the date of acquisition thereof and having, at such date of acquisition, a rating (x) from S&P of at least A-1, or the equivalent thereof, or (y) from Moody’s of at least P-1, or the equivalent thereof, (iv) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (v) normal business banking accounts, and (vi) investments in money market funds substantially all the assets of which are comprised of securities of the types described in clauses (i) through (iv) above.

“Change in Law” means (i) the adoption of any law, rule or regulation after the Effective Date, (ii) the issuance or promulgation after the Effective Date of any directive, guideline or request from any Governmental Authority (whether or not having the force of law), or (iii) any change after the Effective Date in the interpretation of any existing law, rule, regulation, directive, guideline or request by any Governmental Authority charged with the administration thereof.

“Change of Control” means the occurrence of any of the following events:

(a) any person or group (other than any one or more permitted investors) shall have become the beneficial owner of voting shares entitled to exercise more than 20% of the total voting power of all outstanding voting shares of the Borrower (including any voting shares which are not then outstanding of which such person or group is deemed the beneficial owner);

(b) a change in the composition of the Managing Person of the Borrower shall have occurred in which the individuals who constituted the Managing Person of the Borrower at the beginning of the two year period immediately preceding such change (together with any other director whose election by the Managing Person of the Borrower or whose nomination for election by the shareholders of the Borrower was approved by a vote of at least a majority of the members of such Managing Person then in office who either were members of such Managing Person at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such Managing Person then in office; or

(c) any similar circumstance which, under the documentation evidencing or governing any Indebtedness of the Borrower of $5,000,000 or more, results in the Borrower being required to prepay, purchase, offer to purchase, redeem or defease such Indebtedness.

For purposes of this definition, (i) the terms “person” and “group” shall have the respective meanings ascribed thereto in Sections 13(d) and 14(d)(2) of the Exchange Act, (ii) the term “beneficial owner” has the meaning ascribed thereto in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the “beneficial owner” of a security as a result of such Person’s right to acquire such security within a specified time period if such right is conditioned, in whole or in part, upon events other than the passage of time, and such events have not occurred, (iii) the term “permitted investors” shall mean Elliot Bernstein, any of his immediate family members and any of his heirs or beneficiaries, and (iv) the term “voting shares” shall mean all outstanding shares of any class or classes (however designated) of Capital Stock of the Borrower entitled to vote generally in the election of members of the Managing Person thereof.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time, or any successor thereto, and the rules and regulations issued thereunder, as from time to time in effect.

“Combined Current Ratio” means, at any date of determination, the ratio of (i) the combined assets of all Domestic Subsidiaries which, in accordance with GAAP, would be classified on a combined balance sheet of said Domestic Subsidiaries as current assets -to- (ii) the combined liabilities of all Domestic Subsidiaries which, in accordance with GAAP, would be classified on a combined balance sheet of said Domestic Subsidiaries as current liabilities.

“Commitment Fee” has the meaning set forth in Section 3.2(a) hereof.

“Compliance Certificate” has the meaning set forth in Section 6.1(c) hereof.

“Consolidated EBITDA” means, for any period, net income of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP for such period plus (i) the sum of, without duplication, each of the following with respect to the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP, each to the extent utilized in determining net income for such period (a) interest expense, (b) provision for income taxes, (c) depreciation, amortization and other non-cash charges, and (d) extraordinary losses from sales, exchanges and other dispositions of property not in the ordinary course of business, minus (ii) the sum of, without duplication, each of the following with respect to the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP, each to the extent utilized in determining net income for such period: (a) extraordinary gains from sales, exchanges and other dispositions of property not in the ordinary course of business, and (b) other non-recurring items (other than expenses and losses).

“Consolidated Fixed Charge Ratio” means, as of the last day of each fiscal quarter, the ratio of Consolidated EBITDA to Consolidated Fixed Charges, in each case the Four Quarter Trailing Period.

“Consolidated Fixed Charges” means, for any period, the sum of each of the following with respect to the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP: (i) interest expense for such period, (ii) the aggregate amount of all Capital Expenditures made during such period, (iii) without duplication, current maturities of long-term Indebtedness plus scheduled payments made during such period on account of the principal of Indebtedness of the Borrower or any of its Subsidiaries and (iv) the aggregate amount of all cash income taxes paid during such period.

“Consolidated Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of the aggregate Indebtedness on such date of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP to Consolidated EBITDA for the Four Quarter Trailing Period.

“Consolidated Net Worth” means, at any date of determination, the sum of (i) all amounts which would be included under “stockholder’s equity” or any analogous entry on a consolidated balance sheet of the Borrower and the Subsidiaries determined in accordance with GAAP as of such date, plus (ii) to the extent deducted from such stockholder’s equity, the aggregate amount (not to exceed $60,000,000.00 in the aggregate) of stock repurchases made by the Borrower pursuant to Section 7.7(d) hereof.

“Conversion Date” means the date on which (i) a Eurodollar Advance is converted to an ABR Advance, (ii) an ABR Advance is converted to a Eurodollar Advance or (iii) a Eurodollar Advance is converted to, or continued as, a new Eurodollar Advance.

“Customary Lien” means any of the following: (i) any Lien imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.4 hereof, provided that enforcement of such Lien is stayed pending such contest; (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 6.4, provided that enforcement of each such Lien is stayed pending such contest; (iii) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; (iv) deposits and pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (v) judgment liens in respect of judgments that would not cause an Event of Default under Section 8.1(j) hereof; (vi) zoning ordinances, easements, rights of way, minor defects, irregularities, and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary; and (vii) Liens created under the Loan Documents.

“Default” means any event or condition which constitutes an Event of Default or which, with the giving of notice, the lapse of time, or the occurrence of any other condition, would, unless cured or waived, become an Event of Default.

“Dispute” means any controversy, claim or dispute between or among the parties to this Agreement, including any controversy, claim or dispute arising out of or relating to (a) this Agreement, (b) any other Loan Documents, (c) any related agreements or instruments, or (d) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort).

“Disqualified Stock” means any Capital Stock of any Person that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of certain events shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 7.7 of this Agreement.

“Dollars” and “$” mean lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“Effective Date” has the meaning set forth in the preamble hereto.

“Environmental Laws” has the meaning set forth in Section 4.7 hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations issued thereunder, as from time to time in effect.

“ERISA Affiliate” means any Person which is a member of any group of organizations within the meaning of Sections 414(b) or (c) of the Code (or, solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, within the meanings of Sections 414(m) or (o) of the Code) of which the Borrower or any Subsidiary is a member.

“ERISA Event” means (i) a “reportable event”, as defined in Section 4043 of ERISA with respect to a Pension Plan (other than an event for which the 30-day notice period is waived), (ii) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (iv) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan; (v) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or Pension Plans or to appoint a trustee to administer any Pension Plan; (vi) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Pension Plan or Multiemployer Plan; or (vii) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar Advances” means the Loans (or any portions thereof), at such time as it (or such portions) are made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

“Eurodollar Base Rate” has the meaning specified in the definition of Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Lender pursuant to the following formula:

Eurodollar Rate =	______Eurodollar Base Rate_______ 1.00 - Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Lender from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Lender to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Lender and with a term equivalent to such Interest Period would be offered by the Lender’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to the Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning set forth in Section 8.1 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Subsidiaries” means, collectively, (i) Bel Delaware LLC, a Delaware limited liability company and a Wholly Owned Subsidiary of the Hong Kong Subsidiary, and (ii) each of Transformer One LLC, Transformer Two LLC, Transformer Three LLC, Transformer Four LLC, Transformer Five LLC and Transformer Six LLC (each, a “Transformer Entity”), each a Delaware limited liability company and a Wholly Owned Subsidiary formed for the sole purpose of holding one share of Capital Stock in a Subsidiary organized under the laws of the Dominican Republic (a “Dominican Subsidiary”) in order to comply with the laws of the Dominican Republic; provided, however, that if (x) such Transformer Entity engages in the active conduct of a trade or business, or (y) such Transformer Entity holds or acquires any asset other than one share of the Capital Stock of such Dominican Subsidiary (other than an asset incidental to the holding of such share), such Transformer Entity shall automatically cease to be an Excluded Subsidiary.

“Excluded Tax” means as to any Person, a Tax imposed by one of the following jurisdictions or by any political subdivision or taxing authority thereof: (i) the United States, (ii) the jurisdiction in which such Person is organized, (iii) the jurisdiction in which such Person’s principal office is located, (iv) in the case of the Lender, any jurisdiction in which the Lender is or is deemed to be doing business; which Tax (a) is any income tax or franchise tax imposed on all or part of the net income or net profits of such Person or (b) represents interest, fees or penalties for payment of any such income tax or franchise tax.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by the Lender (rounded upward, if necessary, to a whole multiple of 1/100 of 1%).

“Fees” has the meaning set forth in Section 2.5(a) hereof.

“Financial Officer” means, as to any Person, the chief financial officer of such Person or such other officer as shall be satisfactory to the Lender.

“Foreign Subsidiary” means any Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Four Quarter Trailing Period” means, at any date of determination, the period of the four fiscal quarters ending on such date, or, if such date is not the last day of a fiscal quarter, the period of the most immediately completed four fiscal quarters.

“Fraudulent Transfer Laws” has the meaning set forth in Section 10.1(b) hereof.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means any foreign, federal, state, municipal or other government, or any department, commission, board, bureau, agency, public authority or instrumentality thereof, or any court or arbitrator.

“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guarantying or in effect guarantying any return on any investment made by another Person, or any Indebtedness, lease, dividend or other obligation (a “primary obligation”) of any other Person (a “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guarantor, direct or indirect (i) to purchase any primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of a primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the beneficiary of any primary obligation of the ability of a primary obligor to make payment of a primary obligation, (iv) otherwise to assure or hold harmless the beneficiary of a primary obligation against loss in respect thereof, and (v) in respect of the liabilities of any partnership in which a secondary obligor is a general partner, except to the extent that such liabilities of such partnership are nonrecourse to such secondary obligor and its separate property, provided, however, that the term “Guaranty” shall not include the endorsement of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty shall be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith.

“Guaranty Supplement” means a Guaranty Supplement in the form attached hereof as Exhibit “B” and made a part hereof.

“Guarantor Obligations” means, with respect to each Subsidiary Guarantor, all of the obligations and liabilities of such Subsidiary Guarantor under the Loan Documents, whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired, and whether arising before or after the occurrence of any Event of Default under Sections 8.1(h) or (i) hereof and including any obligation or liability in respect of any breach of any representation or warranty and all post-petition interest and funding losses, whether or not allowed as a claim in any proceeding arising in connection with such an event.

“Hedging Agreement” means any interest rate swap, cap or collar arrangement or any other derivative product customarily offered by banks or other financial institutions to their customers in order to manage the exposure of such customers to interest rate fluctuations.

“Hong Kong Subsidiary” means Bel Fuse, Limited, a Hong Kong corporation and a direct Wholly Owned Subsidiary of the Borrower.

“Impermissible Qualification” has the meaning set forth in Section 6.1(a)(i) hereof.

“Indebtedness” means, as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money, (ii) indebtedness in respect of the deferred purchase price of property (other than trade payables incurred in the ordinary course of business), (iii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iv) obligations with respect to any conditional sale or title retention agreement, (v) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer’s payment thereof, (vi) liabilities secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned by such Person (other than carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like non-consensual statutory Liens arising in the ordinary course of business), even though such Person has not assumed or otherwise become liable for the payment thereof, (vii) Capital Lease Obligations, (viii) all obligations of such Person in respect of Disqualified Stock, and (ix) all Guaranties by such Person of Indebtedness of others. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Liabilities” and “Indemnified Person” have the meanings set forth in Section 9.4(b) hereof.

“Indemnified Tax” means as to any Person, any Tax, except (i) an Excluded Tax imposed on such Person and (ii) any interest, fees or penalties for late payment of an Excluded Tax imposed on such Person.

“Insolvent” means, with respect to any Person, (a) the sum of the assets, at a fair valuation, of such Person does not exceed its debts, (b) such Person has incurred debts beyond its ability to pay such debts as such debts mature, (c) such Person believes that, in the ordinary course of its business during the reasonably foreseeable future, it will incur debts beyond its ability to pay such debts as such debts mature, and (d) such Person has insufficient capital with which to conduct its business. For purposes of this definition only, “debt” means any liability on a claim, and “claim” means any (i) right to payment, whether such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured, or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured, unsecured, liquidated or unliquidated.

“Intercompany Transaction Amount” has the meaning set forth in Section 7.1(c)(ii) hereof.

“Interest Period” means, with respect to each Eurodollar Advance, the period commencing on the Borrowing Date or Conversion Date of such Eurodollar Advance and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may select in the applicable Borrowing Request or Notice of Conversion.

“Investments” has the meaning set forth in Section 7.4 hereof.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

“Line of Business” means the manufacturing and distribution of electronic components and any business reasonably similar, complimentary, ancillary or related thereto.

“Loans” means the loans made by the Lender to the Borrower pursuant to this Agreement.

“Loan Documents” means, collectively, this Agreement, the Note, each Secured Hedging Agreement and all other agreements, instruments and documents executed or delivered in connection herewith.

“Loan Parties” means, collectively, the Borrower, each Subsidiary Guarantor and each other Person (other than the Lender or any of its Affiliates) party to a Loan Document.

“Managing Person” means, with respect to any Person that is (i) a corporation, its board of directors, (ii) a limited liability company, its board of control, managing member or members, (iii) a limited partnership, its general partner or general partners, (iv) a general partnership or a limited liability partnership, its managing partner or managing partners or executive committee or (v) any other Person, the managing body thereof or other Person analogous to the foregoing.

“Margin Stock” has the meaning set forth in Regulation U.

“Material Adverse” means, with respect to any change or effect, a material adverse change in, or effect on, as the case may be, (i) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (ii) the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party, (iii) the rights of, or benefits available to, the Lender under the Loan Documents, in any material respect, or (iv) the legality or enforceability of any Loan Document.

“Material Subsidiary” means any direct or indirect Subsidiary (other than the Excluded Subsidiaries) as to which any of the following tests are or have at any time on or after the Effective Date been met: (i) the Borrower’s and the other Subsidiaries’ investments in and advances to such Subsidiary are greater than or equal to 5% of the total assets of the Borrower and the Subsidiaries on a consolidated basis as of the last day of the most recently completed fiscal year of the Borrower, (ii) such Subsidiary’s proportionate share of the total assets (after intercompany eliminations) of the Borrower and the Subsidiaries on a consolidated basis is greater than or equal to 5% of the total assets of the Borrower and the Subsidiaries on a consolidated basis as of the last day of the most recently completed fiscal year of the Borrower, or (iii) the income from continuing operations before income taxes, extraordinary items and the cumulative effect of a change in accounting principles of such Subsidiary is greater than or equal to 5% of such income of the Borrower and the Subsidiaries on a consolidated basis as of the last day of the most recently completed fiscal year of the Borrower.

“Material Liabilities” means, on any date, with respect to the Borrower, any Subsidiary, or any combination thereof: (i) all Indebtedness (other than Indebtedness under the Loan Documents), (ii) the net termination obligations in respect of one or more Hedging Agreements (calculated as if such Hedging Agreements were terminated as of such date), and (iii) other liabilities, in each case whether as principal, guarantor, surety or other obligor, in an aggregate principal amount exceeding $1,000,000.00.

“Minimum Amount” means in respect of (i) ABR Advances, $100,000.00 or such amount plus a whole multiple of $50,000.00 in excess thereof, and (ii) Eurodollar Advances, $100,000.00 or such amount plus a whole multiple of $100,000.00 in excess thereof.

“Multiemployer Plan” means a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Non-Guarantor Subsidiary” at any time, the Excluded Subsidiaries and any other Subsidiary that is not a Subsidiary Guarantor at such time, including, without limitation, all Foreign Subsidiaries.

“Note” means a Revolving Credit Loan Note, substantially in the form attached hereto as Exhibit “C” and made a part hereof, payable to the order of the Lender, made by the Borrower and dated as of the Effective Date, including all replacements thereof and substitutions therefor.

“Notice of Conversion” has the meaning set forth in Section 3.3(a) hereof.

“Obligations” means, collectively, the Borrower Obligations and the Guarantor Obligations.

“Organizational Documents” means as to any Person which is (i) a corporation, the certificate or articles of incorporation and by-laws of such Person, (ii) a limited liability company, the limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery, registration or enforcement of, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, the Loan Documents or otherwise with respect to the Loan Documents.

“Payment Office” means the office of the Lender set forth in Section 9.2(b) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the functions thereof.

“Pension Plan” means, at any date of determination, any employee pension benefit plan (other than a Multiemployer Plan), the funding requirements of which (under Section 302 of ERISA or Section 412 of the Code) are, or at any time within the six years immediately preceding such date, were, in whole or in part, the responsibility of the Borrower or any ERISA Affiliate.

“Permitted Liens” has the meaning set forth in Section 7.2 hereof.

“Person” means a natural person, firm, partnership, limited liability company, joint venture, corporation, association, business enterprise, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary, or other capacity, and for the purpose of the definition of “ERISA Affiliate”, a trade or business.

“Prime Rate” is a rate set by the Lender based upon various factors including the Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Lender shall take effect at the opening of business on the day specified in the public announcement of such change.

“Regulation D, T, U and X” means Regulations D, T, U and X, respectively, of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Payment” has the meaning set forth in Section 3.7(a) hereof.

“Restricted Payment” has the meaning set forth in Section 7.7 hereof.

“Revolving Commitment” means the commitment of the Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of the Revolving Credit Exposure permitted hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.3 hereof. The initial amount of the Lender’s Revolving Commitment is $20,000,000.00.

“Revolving Credit Exposure” means, at any time, the aggregate outstanding principal amount of the Revolving Loans at such time.

“Revolving Loan” means a loan referred to in Section 2.1 hereof and made pursuant to Section 2.4 hereof.

“Revolving Maturity Date” means June 30, 2008, or such earlier date on which the Revolving Loans shall become due and payable, whether by acceleration or otherwise.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

“Secured Hedging Agreement” means any Hedging Agreement entered into by the Borrower with the Lender (or an Affiliate thereof).

“Special Counsel” means Reed Smith LLP, or such other counsel selected by the Lender as, special counsel to the Lender hereunder.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person (i) the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than 50% of the profits or losses of which are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent. Unless otherwise qualified, all references to “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means each Domestic Subsidiary party to this Agreement, provided that the Excluded Subsidiaries shall not be Subsidiary Guarantors.

“Tax” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

“Transactions” means, collectively the transactions contemplated by the Loan Documents.

“Type”, when used in reference to a Loan or Advance, refers to whether the rate of interest on such Loan, or on the Loans comprising such Advance, is determined by reference to the Eurodollar Rate or the Alternate Base Rate.

“Unconsolidated Investment” means, as of any date, any investment made by the Borrower or any Subsidiary in any other Person that, pursuant to GAAP as in effect on such date, would not be consolidated with the Borrower for financial reporting purposes immediately after giving effect to such investment.

“United States” means the United States of America.

“Upfront Fee” has the meaning set forth in Section 3.2(b) hereof.

“Wholly Owned” means, with respect to any Subsidiary of any Person, 100% of the outstanding Capital Stock of such Subsidiary is owned, directly or indirectly, by such Person.

“Withdrawal Liability” means, with respect to any Person, liability of such Person to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

Section 1.2 Accounting Terms

As used in the Loan Documents and in any certificate, opinion or other document made or delivered pursuant thereto, accounting terms not defined in Section 1.1 hereof, and accounting terms partly defined in Section 1.1 hereof, to the extent not defined, shall have the respective meanings given to them under GAAP. If any change in GAAP would affect the computation of any financial ratio or requirement set forth in this Agreement, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to reflect such change in GAAP, provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement (or such other items as the Lender may reasonably request) setting forth a reconciliation between calculations of such ratio or requirement before and after giving effect to such change.

Section 1.3 Rules of Interpretation

(a) Unless expressly provided in a Loan Document to the contrary, (i) the words “hereof”, “herein”, “hereto” and “hereunder” and similar words when used in each Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof, (ii) article, section, subsection, schedule and exhibit references contained therein shall refer to article, section, subsection, schedule and exhibit thereof or thereto, (iii) the words “include” and “including”, shall mean that the same shall be “included, without limitation”, (iv) any definition of, or reference to, any agreement, instrument, certificate or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (v) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (vi) the words “asset” and “property” shall be construed to have the same meaning and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (vii) words in the singular number include the plural, and words used therein in the plural include the singular, (viii) any reference to a time shall refer to such time in New York, (ix) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”, and (x) references therein to a fiscal period shall refer to that fiscal period of the Borrower.

(b) Article and Section headings have been inserted in the Loan Documents for convenience only and shall not be construed to be a part thereof.

ARTICLE 2

AMOUNT AND TERMS OF THE LOANS

Section 2.1 Loans

Subject to the terms and conditions hereof, the Lender agrees to make revolving credit loans in Dollars (each a “Revolving Loan” and collectively with all other Loans of the Lender, the “Revolving Loans”) to the Borrower from time to time on any Business Day during the period from the Effective Date to the Business Day proceeding the Revolving Maturity Date, provided that after giving effect thereto the Revolving Credit Exposure would not exceed the Revolving Commitment. During such period, the Borrower may borrow, prepay in whole or in part and reborrow under the Revolving Commitment, all in accordance with the terms and conditions of this Agreement. The outstanding principal balance of each Revolving Loan shall be due and payable on the Revolving Maturity Date.

Section 2.2 Procedure for Borrowing

(a) To request a Loan, the Borrower shall notify the Lender by the delivery of a Borrowing Request, which shall be sent by facsimile and shall be irrevocable (confirmed promptly, and in any event within five Business Days, by the delivery to the Lender of a Borrowing Request manually signed by the Borrower), no later than 11:00 a.m., three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Advances, and 11:00 a.m., one Business Day prior to the requested Borrowing Date, in the case of ABR Advances, specifying (i) the aggregate principal amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether such borrowing is to consist of one or more Eurodollar Advances, ABR Advances, or a combination thereof and (iv) if the Loan is to consist of one or more Eurodollar Advances, the amount and length of the Interest Period for each Eurodollar Advance. The amount of each (a) Eurodollar Advance to be made on a Borrowing Date, when aggregated with all amounts to be converted to, or continued as, a Eurodollar Advance on such date and having the same Interest Period as such first Eurodollar Advance, shall equal the Minimum Amount and (b) each ABR Advance made on each Borrowing Date shall equal the Minimum Amount or, if less, the unused portion of the Revolving Commitment.

(b) Subject to the satisfaction of the terms and conditions of this Agreement, the Lender shall on the requested Borrowing Date make available the proceeds of the requested Loan to the Borrower at the Payment Office by crediting the account of the Borrower on the books of the Lender at such office with said amount.

Section 2.3 Termination and Reduction of Revolving Commitment

(a) Voluntary Termination or Reductions. The Borrower may, upon at least three (3) Business Days’ prior written notice to the Lender, (i) at any time when the Revolving Credit Exposure shall be zero, terminate the Revolving Commitment, and (ii) at any time and from time to time when the Revolving Commitment shall exceed the Revolving Credit Exposure (after giving effect to any contemporaneous payment or payment of Revolving Loans), permanently reduce the Revolving Commitment by a sum not greater than the amount of such excess, provided, however, that each such partial reduction shall be in the amount of $1,000,000.00 or such amount plus a whole multiple of $500,000.00 in excess thereof.

(b) Reductions in General. Simultaneously with each reduction of the Revolving Commitment, the Borrower shall pay the Commitment Fee accrued on the amount by which the Revolving Commitment has been reduced.

(c) Mandatory Reductions. Unless previously terminated, the Revolving Commitment shall terminate on the Revolving Maturity Date.

Section 2.4 Prepayments of the Loans

(a) Voluntary Prepayments. The Borrower shall have the right at any time and from time to time to prepay all or any portion of the Loans without premium or penalty (but subject to Section 3.5 hereof), by delivering to the Lender an irrevocable written notice thereof at least one Business Day prior to the proposed prepayment date, in the case of Loans consisting of ABR Advances, and at least three Business Days prior to the proposed prepayment date, in the case of Loans consisting of Eurodollar Advances, specifying whether the Loans to be prepaid consist of ABR Advances, Eurodollar Advances, or a combination thereof, the amount to be prepaid and the date of prepayment, whereupon the amount specified in such notice shall be due and payable on the date specified. Each partial prepayment of the Loans pursuant to this subsection shall be in an amount equal to the Minimum Amount, or, if less, the outstanding principal balance of the Loans. After giving effect to any partial prepayment with respect to Eurodollar Advances which were made (whether as the result of a borrowing, a conversion or a continuation) on the same date and which had the same Interest Period, the outstanding principal balance of such Eurodollar Advances shall equal or exceed (subject to Section 3.3 hereof) the Minimum Amount.

(b) Mandatory Prepayments of Revolving Loans. Simultaneously with each reduction or termination of the Revolving Commitment, the Borrower shall prepay the Loans by an amount equal to the lesser of (i) the Revolving Credit Exposure, or (ii) the excess of the Revolving Credit Exposure over the Revolving Commitment as so reduced or terminated.

(c) In General. Simultaneously with each prepayment of a Loan, the Borrower shall prepay all accrued interest on the amount prepaid through the date of prepayment.

Section 2.5 Payments; Set-Off

(a) Payments. Except as provided below, all payments, including prepayments, of principal and interest on the Loans, the Commitment Fee, the Upfront Fee and of all other amounts to be paid by the Borrower under the Loan Documents, (the Commitment Fee, the Upfront Fee together with all of such other fees, being sometimes hereinafter collectively referred to as the “Fees”) shall be made to the Lender, prior to 1:00 p.m. on the date such payment is due at the Payment Office, in Dollars and in immediately available funds, without set-off, offset, recoupment or counterclaim. The failure of the Borrower to make any such payment by such time shall not constitute a Default, provided that such payment is made on such due date, but any such payment made after 1:00 p.m. on such due date shall be deemed to have been made on the next Business Day for the purpose of calculating interest on the Loans. If any payment under the Loan Documents shall be due and payable on a day which is not a Business Day, the due date thereof (except as otherwise provided with respect to Interest Periods) shall be extended to the next Business Day and (except with respect to payments in respect of the Fees) interest shall be payable at the applicable rate specified herein during such extension, provided, however, that if such next Business Day would be after the Revolving Maturity Date, such payment shall instead be due on the immediately preceding Business Day.

(b) Set-Off. In addition to any rights and remedies of the Lender provided by law, upon the occurrence of an Event of Default and the acceleration of the obligations owing in connection with the Loan Documents, or at any time upon the occurrence and during the continuance of an Event of Default under Sections 8.1(a) or (b) hereof, the Lender shall have the right, without prior notice to the Borrower or any other Loan Party, any such notice being expressly waived by the Borrower and each other Loan Party to the extent not prohibited by applicable law, to set-off and apply against any indebtedness, whether matured or unmatured, of the Borrower or such other Loan Party, as the case may be, to the Lender any amount owing from the Lender to the Borrower or such other Loan Party, as the case may be, at, or at any time after, the happening of any of the above-mentioned events. To the extent not prohibited by applicable law, the aforesaid right of set-off may be exercised by the Lender against the Borrower or such other Loan Party, as the case may be, or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Borrower or such other Loan Party, as the case may be, or against anyone else claiming through or against the Borrower or such other Loan Party, as the case may be, or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by the Lender prior to the making, filing or issuance, or service upon the Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

ARTICLE 3

INTEREST, FEES, YIELD PROTECTIONS, ETC.

Section 3.1 Interest Rate and Payment Dates

(a) Advances. Each (i) ABR Advance shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin and (ii) Eurodollar Advance shall bear interest at a rate per annum equal to the Eurodollar Rate for the applicable Interest Period plus the Applicable Margin.

(b) Event of Default; Late Charges. Notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default under Section 8.1(a) or 8.1(b) hereof, the outstanding principal balance of the Loans shall bear interest at a rate per annum equal to 2% plus the rate otherwise applicable thereto as provided in subsection (a) above. If any interest, Fee or other amount payable under the Loan Documents is not paid when due (whether at the stated maturity thereof, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the Alternate Base Rate plus 2%, from the date of such nonpayment until paid in full (whether before or after the entry of a judgment thereon). All such interest shall be payable on demand.

(c) Payment of Interest. Except as otherwise provided in subsection (b) above, interest shall be payable in arrears on the following dates and upon each payment (including prepayment) of the Loans:

(i) in the case of an ABR Advance, on the last Business Day of each March, June, September and December commencing on the first of such days to occur after such ABR Advance is made or any Eurodollar Advance is converted to an ABR Advance;

(ii) in the case of a Eurodollar Advance, on the last day of the Interest Period applicable thereto and, if such Interest Period is longer than three months, the last Business Day of each three month interval occurring during such Interest Period; and

(iii) in the case of all Advances, the Revolving Maturity Date.

(d) Computations. Interest on (i) ABR Advances to the extent based on the Prime Rate shall be calculated on the basis of a 365 or 366-day year (as the case may be), and (ii) ABR Advances to the extent based on the Federal Funds Effective Rate and on Eurodollar Advances shall be calculated on the basis of a 360-day year, in each case, for the actual number of days elapsed. The Lender shall, as soon as practicable, notify the Borrower of the effective date and the amount of each such change in the Prime Rate, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Loans in the amounts and on the dates required. Each determination of a rate of interest by the Lender pursuant to the Loan Documents shall be conclusive and binding on all parties hereto absent manifest error. The Borrower acknowledges that to the extent interest payable on ABR Advances is based on the Prime Rate, such rate is only one of the bases for computing interest on loans made by the Lender, and by basing interest payable on ABR Advances on the Prime Rate, the Lender has not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which the Lender may now or in the future make loans to other borrowers.

Section 3.2 Fees

(a) Commitment Fee. The Borrower agrees to pay to the Lender, a fee (the “Commitment Fee”), during the period from the Effective Date through the Business Day immediately preceding the Revolving Maturity Date, at a rate per annum equal to the Applicable Margin on the average daily unused Revolving Commitment. The Commitment Fee shall be payable (i) quarterly in arrears on the last Business Day of each March, June, September and December during such period, commencing on the first such day following the Effective Date, (ii) on the date of any reduction in the Revolving Commitment (to the extent of such reduction) and (iii) on the Revolving Maturity Date. The Commitment Fee shall be calculated on the basis of a 360 day year, as the case may be, for the actual number of days elapsed.

(b) Upfront Fee. There shall be no upfront fee (the “Upfront Fee”) due and owing to the Lender in connection with the Revolving Commitment.

Section 3.3 Conversions

(a) The Borrower may elect from time to time to convert one or more Eurodollar Advances to ABR Advances by giving the Lender at least one Business Day’s prior irrevocable notice of such election, specifying the amount to be converted, provided, that any such conversion of Eurodollar Advances shall only be made on the last day of the Interest Period applicable thereto. In addition, the Borrower may elect from time to time to (i) convert ABR Advances to Eurodollar Advances and (ii) continue Eurodollar Advances as new Eurodollar Advances by selecting a new Interest Period therefor, in each case by giving the Lender at least three Business Days’ prior irrevocable notice of such election, in the case of a conversion to, or continuation of, Eurodollar Advances, specifying the amount to be so converted or continued and the initial Interest Period relating thereto, provided that any such conversion of ABR Advances to Eurodollar Advances shall only be made on a Business Day and any such continuation of Eurodollar Advances as new Eurodollar Advances shall only be made on the last day of the Interest Period applicable to the Eurodollar Advances which are to be continued as such new Eurodollar Advances. Each such notice (each a “Notice of Conversion”) shall be substantially in the form of Exhibit “D”, shall be irrevocable and shall be given by facsimile (confirmed promptly, and in any event within five Business Days, by the delivery to the Lender of a Notice of Conversion manually signed by the Borrower). Advances may be converted or continued pursuant to this Section 3.3 in whole or in part, provided that the amount to be converted to, or continued as, each Eurodollar Advance, when aggregated with any Eurodollar Advance to be made on such date in accordance with Section 2.2 hereof and having the same Interest Period as such first Eurodollar Advance, shall equal the Minimum Amount.

(b) Notwithstanding anything in this Agreement to the contrary, upon the occurrence and during the continuance of an Event of Default, the Borrower shall have no right to elect to convert any existing ABR Advance to a new Eurodollar Advance or to continue any existing Eurodollar Advance as a new Eurodollar Advance. In such event, all ABR Advances shall be automatically continued as ABR Advances and all Eurodollar Advances shall be automatically converted to ABR Advances on the last day of the Interest Period applicable to such Eurodollar Advance.

(c) Each conversion or continuation shall be effected by the Lender by applying the proceeds of the new ABR Advance or Eurodollar Advance, as the case may be, to the Advances (or portion thereof) being converted (it being understood that any such conversion or continuation shall not constitute a borrowing for purposes of Article 4 hereof).

Section 3.4 Concerning Interest Periods

(a) No Interest Period in respect of a Eurodollar Advance shall end after the Revolving Maturity Date.

(b) Any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

(c) If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

(d) If the Borrower shall have failed to timely elect a Eurodollar Advance under Section 3.3 hereof in connection with any conversion to, or continuation of, a Eurodollar Advance, such Advance requested to be converted to, or continued as, a Eurodollar Advance shall thereafter be an ABR Advance until such time, if any, as the Borrower shall elect a new Eurodollar Advance pursuant to Section 3.3 hereof.

(e) The Borrower shall not be permitted to have more than eight Eurodollar Advances outstanding at any one time.

Section 3.5 Funding Loss

Notwithstanding anything contained herein to the contrary, if the Borrower shall fail to borrow, convert or continue a Eurodollar Advance on a Borrowing Date or a Conversion Date after it shall have given notice to do so in which it shall have requested a Eurodollar Advance, or if a Eurodollar Advance shall be terminated for any reason prior to the last day of the Interest Period applicable thereto, or if, while a Eurodollar Advance is outstanding, any repayment or prepayment of such Eurodollar Advance is made for any reason (including as a result of acceleration or illegality) on a date which is prior to the last day of the Interest Period applicable thereto, the Borrower agrees to indemnify the Lender against, and to pay on demand to the Lender the amount (calculated by the Lender using any reasonable method chosen by it which is customarily used by it for such purpose) equal to any loss or out-of-pocket expense suffered by the Lender as a result of such failure to convert, or continue, or such termination, repayment or prepayment, including any loss, cost or expense suffered by the Lender in liquidating or employing deposits acquired to fund or maintain the funding of such Eurodollar Advance or redeploying funds prepaid or repaid, in amounts which correspond to such Eurodollar Advance and any reasonable internal processing charge customarily charged by the Lender in connection therewith.

Section 3.6 Increased Costs; Illegality, etc.

(a) Increased Costs. If any Change in Law shall impose, modify or make applicable any reserve, special deposit, compulsory loan, assessment, increased cost or similar requirement against assets held by, or deposits of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Lender in respect of its Eurodollar Advances which is not otherwise included in the determination of a Eurodollar Rate and the result thereof is to increase the cost to the Lender of making, renewing, converting or maintaining its Eurodollar Advances or its commitment to make such Eurodollar Advances, or to reduce any amount receivable under the Loan Documents in respect of its Eurodollar Advances, then, in any such case, the Borrower shall pay the Lender such additional amounts as is sufficient to compensate the Lender for such additional cost or reduction in such amount receivable which the Lender deems to be material (as determined by the Lender.)

(b) Capital Adequacy. If the Lender determines that any Change in Law relating to capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company on the Loans to a level below that which the Lender (or its holding company) would have achieved or would thereafter be able to achieve but for such Change in Law (after taking into account the Lender’s (or such holding company’s) policies regarding capital adequacy), the Borrower shall pay to the Lender (or such holding company) such additional amount or amounts as will compensate the Lender (or such holding company) for such reduction.

(c) Illegality. Notwithstanding any other provision hereof, if the Lender shall reasonably determine that any law, regulation, treaty or directive, or any change therein or in the interpretation or application thereof, shall make it unlawful for it to make or maintain any Eurodollar Advance as contemplated by this Agreement, the Lender shall promptly notify the Borrower thereof, and (i) the commitment of the Lender to make such Eurodollar Advances or convert ABR Advances to Eurodollar Advances shall forthwith be suspended, (ii) the Lender shall fund each requested Eurodollar Advance as an ABR Advance and (iii) the portion of the Loans then outstanding as such Eurodollar Advances, if any, shall be converted automatically to ABR Advances on the last day of the then current Interest Period applicable thereto or at such earlier time as may be required by law. The commitment of the Lender with respect to Eurodollar Advances shall be suspended until the Lender shall notify the Borrower that the circumstances causing such suspension no longer exist. Upon receipt of such notice by the Borrower, the Lender’s commitment to make or maintain Eurodollar Advances shall be reinstated.

(d) Substituted Interest Rate. In the event that the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower) that (i) by reason of circumstances affecting the interbank eurodollar market either adequate and reasonable means do not exist for ascertaining the Eurodollar Rate applicable pursuant to Section 3.1 hereof or (ii) the applicable Eurodollar Rate will not adequately and fairly reflect the cost to the Lender of maintaining or funding loans bearing interest based on such Eurodollar Rate, with respect to any portion of the Loans that the Borrower has requested be made as Eurodollar Advances or Eurodollar Advances that will result from the requested conversion or continuation of any portion of the Advances into or of Eurodollar Advances (each, an “Affected Advance”), the Lender shall promptly notify the Borrower (by telephone or otherwise, to be promptly confirmed in writing) of such determination, on or, to the extent practicable, prior to the requested Conversion Date for such Affected Advances. If the Lender shall give such notice, (a) any Affected Advances shall be made as ABR Advances, (b) the Advances (or any portion thereof) that were to have been converted to Affected Advances shall be converted to ABR Advances and (c) any outstanding Affected Advances shall be converted, on the last day of the then current Interest Period with respect thereto, to ABR Advances. Until any notice under clauses (i) or (ii) above, as the case may be, of this subsection (d) has been withdrawn by the Lender, no further Eurodollar Advances shall be required to be made by the Lender, nor shall the Borrower have the right to convert all or any portion of the Loans to Eurodollar Advances.

(e) Payment; Certificates. Each payment pursuant to subsections (a) or (b) above shall be made within 10 days after demand therefor, which demand shall be accompanied by a certificate of the Lender demanding such payment setting forth the calculations of the additional amounts payable pursuant thereto. Each such certificate shall be presumptively correct absent manifest error. No failure by the Lender to demand, and no delay in demanding, compensation for any increased cost shall constitute a waiver of its right to demand such compensation at any time. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 3.7 Taxes

(a) Payments Free of Taxes. All payments by or on account of the Borrower under any Loan Document to or for the account of the Lender shall be made free and clear of, and without any deduction or withholding for or on account of, any and all present or future Indemnified Taxes or Other Taxes, provided that if the Borrower or any other Person is required by any law, rule, regulation, order, directive, treaty or guideline to make any deduction or withholding in respect of such Indemnified Tax or Other Tax from any amount required to be paid by the Borrower to or on behalf of the Lender under any Loan Document (each, a “Required Payment”), then (i) the Borrower shall notify the Lender of any such requirement or any change in any such requirement as soon as the Borrower becomes aware thereof, (ii) the Borrower shall pay such Indemnified Tax or Other Tax prior to the date on which penalties attach thereto, such payment to be made (to the extent that the liability to pay is imposed on the Borrower) for its own account or (to the extent that the liability to pay is imposed on the Lender) on behalf and in the name of the Lender, (iii) the Borrower shall pay to the Lender an additional amount such that the Lender shall receive on the due date therefor an amount equal to the Required Payment had no such deduction or withholding been made or required, and (iv) the Borrower shall, within 30 days after paying such Indemnified Tax or Other Tax, deliver to the Lender satisfactory evidence of such payment to the relevant Governmental Authority.

(b) Reimbursement for Taxes and Other Taxes Paid by the Lender. The Borrower shall reimburse the Lender, within ten days after written demand therefor, for the full amount of all Indemnified Taxes or Other Taxes paid by the Lender on or with respect to any payment by or on account of any obligation of the Borrower under the Loan Documents (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.7) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto (other than any such penalties, interest or expenses that are incurred by the Lender’s unreasonably taking or omitting to take action with respect to such Indemnified Taxes or Other Taxes), whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by the Lender shall be presumptively correct absent manifest error. In the event that the Lender determines that it received a refund or credit for Indemnified Taxes or Other Taxes paid, or expenses reimbursed, by the Borrower under this Section 3.7, the Lender shall promptly notify the Borrower of such fact and shall remit to the Borrower the amount of such refund or credit.

Section 3.8 Changes of Lending Offices

If the Lender (or its holding company, if any) requests compensation under Section 3.6(a) or (b) hereof or if the Borrower is required to pay an additional amount to the Lender or any Governmental Authority for the account of the Lender pursuant to Section 3.7 hereof, the Lender will, upon the request of the Borrower, use reasonable efforts (subject to its overall policy considerations) to designate a different lending office for funding or booking the Loans or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in its good faith judgment, such designation or assignment (i) would eliminate or reduce future amounts payable under Section 3.6(a) or (b) hereof or Section 3.7 hereof, as the case may be, (ii) would not subject the Lender to any unreimbursed cost or expense and (iii) would not otherwise be disadvantageous to the Lender. The Borrower agrees to pay the reasonable costs and expenses incurred in connection with any such designation or assignment and the Lender agrees that no assignment fee shall be payable to it pursuant to Section 9.5(b) hereof in connection therewith. Nothing in Section 3.7 hereof shall affect or postpone any of the obligations of the Borrower to make the payments required to the Lender under Section 3.6(a) or (b) hereof or Section 3.7 hereof, incurred prior to any such designation or assignment.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Borrower hereby represents and warrants to the Lender as follows:

Section 4.1 Organization and Power

The Borrower and each Subsidiary (i) is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to own its property and to carry on its business as now conducted, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted therein or the property owned by it therein makes such qualification necessary, except where such failure to qualify or be in good standing, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse effect.

Section 4.2 Authorization; Enforceability

The Transactions are within the corporate, partnership or other analogous powers of The Borrower and each Subsidiary party thereto and have been duly authorized by its Managing Person and, if required, by any other Person including holders of its Capital Stock. Each Loan Document has been validly executed and delivered by each Loan Party thereto and constitutes a legal, valid and binding obligation of each such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 4.3 Governmental Approvals; No Conflicts

The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law, rule or regulation or any order of any Governmental Authority applicable to the Borrower or any Subsidiary, which violation would reasonably be expected to have a Material Adverse effect, (iii) will not violate the Organizational Documents of the Borrower or any Subsidiary, (iv) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any Subsidiary or their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any Subsidiary which defaults or payments individually or in the aggregate would reasonably be expected to result in a Material Adverse effect, and (v) will not result in the creation or imposition of any Lien on any asset of the Borrower or any Subsidiary other than Permitted Liens.

Section 4.4 Financial Condition; No Material Adverse Change

(a) The Borrower has heretofore furnished to the Lender:

(i) a copy of its Form 10-K for the fiscal year ended December 31, 2005, containing the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 2005 and December 31, 2004, and the related consolidated statements of income and stockholder’s equity and cash flows for the periods then ended; and

(ii) the consolidating balance sheets of the Borrower and the Subsidiaries and the related consolidating statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2005, certified by a Financial Officer.

Such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the quarterly statements referred to above. Except as fully reflected in such financial statements, there are no material liabilities or obligations with respect to the Borrower or any Subsidiary of any nature whatsoever (whether absolute, contingent or otherwise and whether or not due) which are required by GAAP to be disclosed in such financial statements.

(b) Since December 31, 2005, except for the Transactions, The Borrower and each Subsidiary has conducted its business only in the ordinary course and there has been no Material Adverse change.

Section 4.5 Properties

(a) Except as set forth on Schedule 4.5 attached hereto and made a part hereof, The Borrower and each Subsidiary has good and marketable title to, or valid leasehold interests in, all of its property, real and personal, material to its business, subject to no Liens, except Permitted Liens and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Except as set forth on Schedule 4.5 attached hereto and made a part hereof, The Borrower and each Subsidiary owns or is licensed to use all patents, trademarks, tradenames, copyrights and other intellectual property material to its business, and the use thereof by the Borrower or any Subsidiary does conflict with or infringe upon the valid rights of others, except for any such conflicts or infringements that individually or in the aggregate, would not reasonably be expected to result in a Material Adverse effect.

Section 4.6 Litigation

Except as set forth on Schedule 4.6 attached hereto and made a part hereof, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether purportedly on behalf of the Borrower or any Subsidiary) pending or, to the knowledge of the Borrower, threatened against the Borrower or any Subsidiary, or maintained by the Borrower or any Subsidiary or which may affect the property of the Borrower or any Subsidiary, (i) that, in the good faith opinion of the Borrower, would reasonably be expected to have an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse effect or (ii) that involve any of the Transactions.

Section 4.7 Environmental Matters

Except as set forth on Schedule 4.7 attached hereto and made a part hereof and except with respect to any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse effect, neither the Borrower nor any Subsidiary has (i) received written notice or otherwise learned of any claim, demand, action, event, condition, report or investigation indicating or concerning any potential or actual liability which individually or in the aggregate would reasonably be expected to result in a Material Adverse effect, arising in connection with any non-compliance with or violation of the requirements of any applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Substance (as defined below) or to health and safety matters (collectively, “Environmental Laws”), (ii) to the best knowledge of the Borrower, any threatened or actual liability in connection with the release or threatened release of any Hazardous Substance into the environment which individually or in the aggregate would reasonably be expected to result in a Material Adverse effect, (iii) received notice of any federal or state investigation evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Substance into the environment for which the Borrower or any of its Subsidiaries is or would be liable, which liability would reasonably be expected to result in a Material Adverse effect, or (iv) has received notice that the Borrower or any of its Subsidiaries is or may be liable to any Person under any Environmental Law, which liability would reasonably be expected to result in a Material Adverse effect. The Borrower and each of its Subsidiaries is in compliance with the financial responsibility requirements of Environmental Laws to the extent applicable, except in those cases in which the failure so to comply would not reasonably be expected to result in a Material Adverse effect. For purposes hereof, “Hazardous Substance” shall mean any hazardous or toxic substance, material, waste or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, radioactive materials or any other substance or waste regulated pursuant to any Environmental Law.

Section 4.8 Compliance with Laws and Agreements; No Default

The Borrower and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse effect.

Section 4.9 Investment Companies and other Regulated Entities

Neither the Borrower, any Subsidiary nor any Person controlled by, controlling, or under common control with, the Borrower or any Subsidiary, is (i) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, (ii) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935 or the Federal Power Act, as amended, or (iii) subject to any statute or regulation which prohibits or restricts the incurrence of Indebtedness for borrowed money, including statutes or regulations relative to common or contract carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

Section 4.10 Federal Reserve Regulations

(a) Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. After giving effect to the Transactions and the making of the Loans, Margin Stock will constitute less than 25% of the consolidated assets (as determined by any reasonable method) of the Borrower and the Subsidiaries.

(b) No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of Regulation U or X.

Section 4.11 ERISA

Each Pension Plan is in compliance with ERISA and the Code, where applicable, in all material respects and no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse effect. The present value of all accumulated benefit obligations under each Pension Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $0 the fair market value of the assets of such Pension Plan, and the present value of all accumulated benefit obligations of all underfunded Pension Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $0 the fair market value of the assets of all such underfunded Pension Plans.

Section 4.12 Taxes

The Borrower and each Subsidiary has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid, or caused to be paid, all Taxes required to have been paid by it except (i) Taxes being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves, and (ii) to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse effect.

Section 4.13 Subsidiaries

As of the Effective Date, (i) the Borrower has only the Subsidiaries set forth on Schedule 4.13 attached hereto and made a part hereof, and (ii) the ownership interests in each Subsidiary of the Borrower are duly authorized, validly issued, fully paid and nonassessable and are owned beneficially and of record by the Persons set forth on such Schedule 4.13 attached hereto and made a part hereof, free and clear of all Liens (other than Permitted Liens). Except as set forth on Schedule 4.13 attached hereto and made a part hereof, none of the Subsidiaries (other than the Excluded Subsidiaries) has issued any securities convertible into, or options or warrants for, any common or preferred equity securities thereof and there are no agreements, voting trusts or understandings binding upon the Borrower or any Subsidiary (other than the Excluded Subsidiaries) with respect to the voting securities of the Borrower or any Subsidiary (other than the Excluded Subsidiaries) or affecting in any manner the sale, pledge, assignment or other disposition thereof, including any right of first refusal, option, redemption, call or other right with respect thereto, whether similar or dissimilar to any of the foregoing. None of the Excluded Subsidiaries (other than Bel Delaware LLC referred to in clause (i) of the definition thereof) is engaged in the active conduct of a trade or business or holds any assets (other than immaterial assets). The Borrower is currently in the process of dissolving its Subsidiary Bel Fuse Delaware, Inc., a Delaware corporation, and shall notify the Lender in writing at such time as said Subsidiary has been dissolved.

Section 4.14 Absence of Certain Restrictions

No indenture, certificate of designation for preferred stock, agreement or instrument to which the Borrower or any Subsidiary is a party (other than this Agreement), prohibits or limits in any way, directly or indirectly the ability of any Subsidiary to make Restricted Payments or loans to, to make any advance on behalf of, or to repay any Indebtedness to, the Borrower or to another Subsidiary.

Section 4.15 Labor Relations

As of the Effective Date, there are no material controversies pending between the Borrower or any Subsidiary and its employees which might result in a Material Adverse effect.

Section 4.16 Insurance

Schedule 4.16 attached hereto and made a part hereof sets forth a description of all insurance maintained by or on behalf of the Borrower and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance that are due and payable have been paid.

Section 4.17 Financial Condition

On the Effective Date and after giving affect to the consummation of the Transactions, neither the Borrower nor any Subsidiary Guarantor is Insolvent.

Section 4.18 No Misrepresentation

No certificate or report from time to time furnished by any of the Loan Parties in connection with the Transactions contains or will contain a misstatement of material fact, or omits or will omit to state a material fact required to be stated in order to make the statements therein contained not misleading in the light of the circumstances under which made, provided that any projections or pro-forma financial information contained therein are based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Lender that such projections as to future events are not to be viewed as facts, and that actual results during the period or periods covered thereby may differ from the projected results.

ARTICLE 5

CONDITIONS

Section 5.1 Effective Date

The obligations of the Lender to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.1 hereof):

(a) The Lender shall have received a certificate of the Secretary or Assistant Secretary or other analogous counterpart of each Loan Party dated as of the Effective Date:

(i) attaching a true and complete copy of the resolutions of its Managing Person and of all other documents evidencing all necessary corporate, partnership or other action (in form and substance satisfactory to the Lender) taken to authorize the Loan Documents to which it is a party and the transactions contemplated thereby;

(ii) attaching a true and complete copy of its Organizational Documents;

(iii) setting forth the incumbency of its officer or officers (or other analogous counterpart) who may sign the Loan Documents, including therein a signature specimen of such officer or officers (or other analogous counterpart); and

(iv) attaching a certificate of good standing of the Secretary of State of the jurisdiction of its formation and of each other jurisdiction in which it is qualified to do business.

(b) The Lender (or Special Counsel) shall have received, in respect of each Person listed on the signature pages of this Agreement, either (i) a counterpart signature page hereof signed on behalf of such Person, or (ii) written evidence satisfactory to the Lender (which may include a facsimile transmission of a signed signature page of this Agreement) that a counterpart signature page hereof has been signed on behalf of such Person.

(c) The Lender shall have received the Note, dated the Effective Date, duly executed by a duly authorized officer of the Borrower.

(d) The Lender shall have received a favorable opinion of Lowenstein Sandler PC, special counsel to the Loan Parties, addressed to the Lender, dated the Effective Date, and in form and substance satisfactory to the Lender.

(e) All approvals and consents of all Persons required to be obtained in connection with the consummation of the Transactions have been obtained, all required notices have been given and all required waiting periods have expired and the Lender shall have received a certificate of an officer of the Borrower to such effect.

(f) The Lender shall have received a certificate, signed by a Financial Officer of the Borrower, in all respects reasonably satisfactory to the Lender, dated as of the Effective Date:

(i) certifying that on the Effective Date and after giving effect to the making of the Loans and the consummation of the Transactions (i) no Default shall have occurred or be continuing and (ii) the representations and warranties contained in the Loan Documents are true and correct;

(ii) certifying that the Borrower is in compliance with all covenants set forth in Section 7.14 hereof on a pro-forma basis after giving effect to the Transactions and attaching a copy of a pro-forma consolidated balance sheet of the Borrower utilized for purposes of preparing such Compliance Certificate, which pro-forma consolidated balance sheet presents the Borrower’s good faith estimate of its pro-forma consolidated financial condition at the date thereof, after giving effect to the Transactions; and

(iii) setting forth the Consolidated Leverage Ratio on the Effective Date and after giving effect to the Transactions, including calculations in reasonable detail, provided, however, for purposes of calculating the Consolidated Leverage Ratio, Consolidated EBITDA for the four quarters ended December 31, 2005 shall be used.

(g) The Lender shall have received all fees and other amounts due and payable to the Lender under the Loan Documents on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of the fees and disbursements of Special Counsel and all other out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.

(h) The Lender shall have received such other documents, each in form and substance reasonably satisfactory to it, as it shall reasonably request.

Section 5.2 Each Borrowing

The obligation of the Lender to make a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in each Loan Document shall be true and correct on and as of the date of such Borrowing (except for representations and warranties expressly made as of a specified earlier date, which shall be true as of such date).

(b) At the time of and immediately after giving effect to such Borrowing, no Default shall have occurred and be continuing.

(c) The Lender shall have received a Borrowing Request and such other documentation and assurances as shall be reasonably required by it in connection therewith.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE 6

AFFIRMATIVE COVENANTS

The Borrower agrees that (unless otherwise consented to in writing by the Lender pursuant to Section 9.1 hereof) until the Revolving Commitment has expired or been terminated and the principal of, and interest on the Loans, all Fees and all other amounts payable under the Loan Documents shall have been paid in full:

Section 6.1 Financial Statements and Information

The Borrower shall furnish or cause to be furnished to the Lender:

(a) within 90 days after the end of each fiscal year:

(i) a copy of the Borrower’s Annual Report on Form 10-K in respect of such fiscal year, together with the financial statements required to be attached thereto, which statements above shall be audited and reported on by the Accountants (without (x) a “going concern” or like qualification or exception, (y) any qualification or exception as to the scope of such audit or (z) any exception or qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause the Borrower to be in default of any of its obligations under Section 7.14 hereof (each, an “Impermissible Qualification”)) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; and

(ii) a copy of its unaudited consolidating balance sheet and related unaudited statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidating basis in accordance with GAAP consistently applied, subject to the absence of footnotes, together with a schedule of other financial information consisting of consolidating or combining details in columnar form with such consolidating Subsidiaries separately identified, in accordance with GAAP consistently applied; and

(iii) a copy of the unaudited combined balance sheet and related unaudited statements of income, stockholders equity and cash flows with respect to all Domestic Subsidiaries as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by one of the Borrower’s Financial Officers as presenting fairly in all material respects the financial conditions and results of operations of said Domestic Subsidiaries on a combining basis in accordance with GAAP consistently applied, subject to the absence of footnotes, together with a schedule of other financial information consisting of combined and combining details in columnar form with said Domestic Subsidiaries separately identified, all in accordance with GAAP consistently applied;

(b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year:

(i) a copy of the Borrower’s Quarterly Report on Form 10-Q in respect of such fiscal quarter, together with the financial statements required to be attached thereto; and

(ii) a copy of its unaudited consolidating balance sheet and related unaudited statements of income and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with a schedule of other financial information consisting of consolidating or combining details in columnar form with such consolidating Subsidiaries separately identified, in accordance with GAAP consistently applied; and

(iii) a copy of the unaudited combined balance sheet and related unaudited statements of income and cash flows with respect to all Domestic Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Borrower’s Financial Officers as presenting fairly in all material respects the financial condition and results of operations of said Domestic Subsidiaries on a combining basis in accordance with GAAP consistently applied, subject to normal year-end adjustments and the absence of footnotes, together with a schedule of other financial information consisting of combined and combining details in columnar form with said Domestic Subsidiaries separately identified, all in accordance with GAAP consistently applied;

(c) concurrently with any delivery of financial statements under subsections (a) or (b) above, a certificate (a “Compliance Certificate”) signed by a Financial Officer of the Borrower, substantially in the form attached hereto as Exhibit “E” and made a part hereof, (i) certifying as to whether a Default has occurred and, if so, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 7.14 hereof, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 4.4 hereof and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate, and (iv) listing the Subsidiary Guarantors as of the date of such Compliance Certificate;

(d) concurrently with any delivery of financial statements under subsections (a) or (b) above, a report of sales backlogs for major product lines as of the end of the relevant quarterly or annual period;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be; and

(f) promptly following any request therefor, such other information regarding the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Lender may reasonably request.

Section 6.2 Notice of Material Events

The Borrower shall furnish to the Lender prompt written notice of the following together with a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any Governmental Authority against or affecting the Borrower or any Subsidiary that, if adversely determined, would in the good faith opinion of the Borrower reasonably be expected to result in a Material Adverse effect;

(c) any lapse, refusal to renew or extend or other termination of any material license, permit, franchise or other authorization issued to the Borrower or any Subsidiary by any Person or Governmental Authority, which lapse, refusal or termination, would reasonably be expected to result in a Material Adverse effect;

(d) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse effect; or

(e) the occurrence of any other development that has or would reasonably be expected to result in, a Material Adverse effect.

Section 6.3 Existence; Conduct of Business

The Borrower shall, and shall cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence (provided that the foregoing shall not prohibit any merger, consolidation or dissolution not prohibited by Section 7.3 hereof), and (ii) all rights, licenses, permits, privileges and franchises the absence of which would reasonably be expected to have a Material Adverse effect.

Section 6.4 Payment of Obligations

The Borrower shall, and shall cause each Subsidiary to, pay and discharge when due, its obligations, including obligations with respect to Taxes, which, if unpaid, would reasonably be expected to result in a Material Adverse effect, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings diligently conducted, (ii) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse effect.

Section 6.5 Maintenance of Properties

The Borrower shall, and shall cause each Subsidiary to, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted) at all times, all of its property other than property, the loss of which would not reasonably be expected to have a Material Adverse effect.

Section 6.6 Insurance

The Borrower shall, and shall cause each Subsidiary to, maintain with financially sound and reputable insurance companies, in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption coverage) as are usually insured against in the same general area by companies engaged in the same or a similar business, and furnish to the Lender, upon written request, full information as to the insurance carried.

Section 6.7 Books and Records: Inspection Rights

The Borrower shall, and shall cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and, at all reasonable times upon reasonable prior notice, permit representatives of the Lender to (i) visit the offices of the Borrower and each Subsidiary, (ii) examine such books and records and Accountants’ reports relating thereto, (iii) make copies or extracts therefrom, (iv) discuss the affairs of the Borrower and each such Subsidiary with the respective officers thereof, (v) examine and inspect the property of the Borrower and each such Subsidiary and (vi) meet and discuss the affairs of the Borrower and each such Subsidiary with the Accountants.

Section 6.8 Compliance with Laws

The Borrower shall, and shall cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse effect.

Section 6.9 Additional Subsidiaries

In the event that on or after the Effective Date, any Person (other than the Excluded Subsidiaries) shall become a Domestic Subsidiary or any Excluded Subsidiary shall cease to be an Excluded Subsidiary, the Borrower shall

(i) notify the Lender in writing thereof within three (3) Business Days thereof,

(ii) cause such Person to execute and deliver to the Lender a Guaranty Supplement within five (5) Business Days thereafter, and

(iii) deliver to the Lender such additional certificates, instruments and opinions (including opinions of foreign counsel) as the Lender may request.

Section 6.10 Maintenance of Licenses

The Borrower shall do, and cause each Subsidiary to do, all things necessary, to renew, extend and continue in effect all permits, licenses and authorizations which may at any time and from time to time be necessary to operate the business of the Borrower and the Subsidiaries in compliance with all applicable laws and regulations, the failure to comply with which would reasonably be expected to have a Material Adverse effect.

ARTICLE 7

NEGATIVE COVENANTS

The Borrower agrees that (unless otherwise consented to in writing by the Lender pursuant to Section 9.1 hereof) until the Revolving Commitment has expired or been terminated and the principal of, and interest on the Loans, all Fees and all other amounts payable under the Loan Documents shall have been paid in full:

Section 7.1 Indebtedness

The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any liability for Indebtedness, except:

(a) Indebtedness under the Loan Documents;

(b) Indebtedness of the Borrower or any Subsidiary existing on the Effective Date as set forth on Schedule 7.1 attached hereto and made a part hereof, and any extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof;

(c) Indebtedness of the Borrower to any Subsidiary or of any Subsidiary to the Borrower or any other Subsidiary (other than an Excluded Subsidiary), provided that:

(i) all Indebtedness of the Borrower or any Subsidiary Guarantor to any Non-Guarantor Subsidiary shall be subordinated in a manner in all respects acceptable to the Lender, which acceptance shall not be unreasonably withheld, and

(ii) immediately after giving effect to any Indebtedness of any Non-Guarantor Subsidiary to the Borrower or any Subsidiary Guarantor, the sum of, without duplication, the following (at any time, the “Intercompany Transaction Amount”) shall not exceed $1,000,000.00: (A) the aggregate outstanding principal balance of all such Indebtedness permitted by this Section 7.1(c), plus (B) the aggregate amount of all Guaranties of the Borrower or any Subsidiary Guarantor permitted by Section 7.1(d) hereof in respect of Indebtedness of any Non-Guarantor Subsidiary, plus (C) the aggregate fair market value of all consideration paid by the Borrower or any Subsidiary Guarantor on or after the Effective Date to any Non-Guarantor Subsidiary in connection with any one or more of the following: (1) each sale, assignment, lease, transfer or other disposition permitted by Section 7.6(iv) hereof (including each merger permitted by Section 7.3(b) hereof which shall be treated as such), (2) each Acquisition permitted by Section 7.5(b) hereof (including each merger permitted by Section 7.3(b) which shall be treated as such), (3) each Investment permitted by Section 7.4(c), and (4) each Restricted Payment permitted by Section 7.7;

(d) Guaranties of the Borrower in respect of Indebtedness of any Subsidiary and Guaranties of any Subsidiary in respect of Indebtedness of the Borrower or any other Subsidiary in each case to the extent such Indebtedness is permitted by this Section 8.1, provided that, with respect to Guaranties of the Borrower or any Subsidiary Guarantor in respect of Indebtedness of any Non-Guarantor Subsidiary, (i) such Guaranties shall be subordinated in a manner in all respects acceptable to the Lender, which acceptance shall not be unreasonably withheld, and (ii) immediately after giving effect thereto, the Intercompany Transaction Amount shall not exceed $1,000,000.00; and

(e) Other unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate amount not in excess of $10,000,000.00 at any one time outstanding.

Section 7.2 Negative Pledge

The Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien upon any of its property (including, without limitation, the Capital Stock of any Foreign Subsidiary owned by the Borrower or such Subsidiary), whether now owned or hereafter acquired, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except for the following (collectively, “Permitted Liens”):

(a) any Customary Lien;

(b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Effective Date and set forth on Schedule 7.2 attached hereto and made a part hereof, provided that (i) such Lien shall not apply to any property or asset of the Borrower or any Subsidiary other than the property and assets referred to in Schedule 7.2 attached hereto and made a part hereof and (ii) such Lien shall secure only those obligations which it secures on the Effective Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and

(c) Liens securing Capital Lease Obligations and Liens on property (including, in the event such property constitutes Capital Stock of a newly acquired Subsidiary, Liens on the property of such Subsidiary) acquired after the Effective Date and either existing on such property when acquired, or created contemporaneously with such acquisition, to secure the payment or financing of the purchase price thereof, provided that such Liens attach only to the property so purchased or acquired and, provided further, that the Indebtedness secured by such Liens is permitted by Section 7.1(f) hereof.

Section 7.3 Fundamental Changes

The Borrower shall not, and shall not permit any Subsidiary, to consolidate or merge into or with any other Person, or permit any other Person to merge into or consolidate with it or any of the Subsidiaries, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of any class of the Capital Stock of any of the Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, or permit any Subsidiaries to do any of the foregoing, except that, so long as immediately before and after giving effect thereto, no Default shall or would exist:

(a) any Non-Guarantor Subsidiary may merge with any other Non-Guarantor Subsidiary;

(b) any Non-Guarantor Subsidiary may merge with any Subsidiary Guarantor, and any Subsidiary Guarantor may merge with any Non-Guarantor Subsidiary; provided that, (i) immediately after giving effect to any such merger in which such Subsidiary Guarantor is the survivor, the Intercompany Transaction Amount shall not exceed $1,000,000.00, and such merger shall be treated as an Acquisition for all purposes of Section 7.5(b) or 7.5(c) hereof, as the case may be, and (ii) with respect to any merger in which such Subsidiary Guarantor is not the survivor, such merger shall be treated as a sale, assignment, transfer or other disposition for all purposes of Section 7.6(iv) hereof;

(c) the Borrower and any Subsidiary may make any sale, assignment, transfer or other disposition permitted by Section 7.6(iv) hereof; and

(d) any Non-Guarantor Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lender.

Section 7.4 Investments, Loans, Advances and Guaranties

The Borrower shall not, and shall not permit any Subsidiary to, at any time, purchase or otherwise acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary of the Borrower prior to such merger), hold or invest in any Capital Stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing and any derivative product) of, make or permit to exist any loans to or advances on behalf of, incur any Guaranties in respect of any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of which are sometimes referred to herein as “Investments”), except:

(a) Investments in Cash Equivalents and in normal business banking accounts or issued by federally insured institutions in amounts not exceeding the limits of such insurance;

(b) Investments existing on the Effective Date as set forth on Schedule 7.4 attached hereto and made a part hereof;

(c) Investments by the Borrower in any Subsidiary and Investments by any Subsidiary in the Borrower or any other Subsidiary; provided that (i) the proceeds of such Investment in the Borrower or any Subsidiary Guarantor shall be received by the Borrower or such Subsidiary Guarantor, as the case may be, and (ii) immediately after giving effect to each Investment by the Borrower or any Subsidiary Guarantor in any Non-Guarantor Subsidiary, the Intercompany Transaction Amount shall not exceed $1,000,000.00;

(d) Acquisitions permitted by Section 7.5 hereof;

(e) other Investments in marketable securities (other than Cash Equivalents) in an amount not in excess of 10% of Consolidated Net Worth; provided, however, that after giving effect to any Investment described in this Section 7.4(e), Margin Stock shall constitute less than 25% of the consolidated assets (as determined by any reasonable method) of the Borrower and the Subsidiaries;

(f) Guaranties permitted by Section 7.1 hereof and Secured Hedging Agreements permitted by Section 7.8 hereof; and

(g) Unconsolidated Investments made on or after the Effective Date, provided that, (i) immediately before and after giving effect thereto, no Default shall or would exist, (ii) immediately after giving effect thereto, all of the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though then made, (iii) the Person in which such Unconsolidated Investment is made is engaged in the Line of Business, and (iv) the aggregate amount of all such Unconsolidated Investments does not exceed an amount (not less than zero) equal to $10,000,000.00 minus the Acquisition Consideration paid by the Borrower or any Subsidiary in respect of all Acquisitions made on or after the Effective Date and on or before the date of the making of such Unconsolidated Investment.

Section 7.5 Acquisitions

The Borrower shall not, and shall not permit any Subsidiary to, at any time, make any purchase or other acquisition (whether in a single transaction or in a series of related transactions) of (i) any assets of any other Person that, taken together, constitute a business unit, (ii) any Capital Stock of any other Person if, immediately thereafter, such other Person would be a Subsidiary of the Borrower, (iii) any assets of any other Person otherwise not in the ordinary course of business, (iv) enter into any binding agreement to perform any transaction described in clauses (i), (ii) or (iii) above which is not contingent on obtaining the consent of the Lender (each transaction described in clauses (i), (ii), (iii) and (iv) above being referred to as an “Acquisition”), or (v) make any deposit in connection with any potential Acquisition, except:

(a) Acquisitions of Investments permitted by Section 7.4 hereof;

(b) Acquisitions by the Borrower or any Subsidiary from any other Subsidiary and Acquisitions by any Subsidiary from the Borrower or any other Subsidiary, provided that, immediately after giving effect to any Acquisition between a Loan Party, as purchaser, and a Non-Guarantor Subsidiary, as seller, the Intercompany Transaction Amount shall not exceed $1,000,000.00;

(c) other Acquisitions, provided that:

(i) immediately before or after giving effect to each such Acquisition, no Default shall or would exist, and immediately after giving effect thereto, all of the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though then made,

(ii) the Person or business acquired is engaged in the Line of Business,

(iii) the Borrower or Subsidiary Guarantor making the Acquisition shall have complied with the provisions of Sections 6.9 and 6.10 hereof,

(iv) the Borrower shall have delivered to the Lender (1) notice thereof not less than ten days prior to the consummation of such Acquisition, and (2) a certificate of a Financial Officer thereof, in all respects reasonably satisfactory to the Lender and dated the date of such consummation, certifying that no Default has occurred and is continuing, and

(v) in connection with each Acquisition, the Acquisition Consideration of which exceeds $10,000,000.00, the Borrower shall have delivered to the Lender (1) reasonably detailed calculations demonstrating compliance with Section 7.14 hereof on a pro-forma basis (after giving effect to such Acquisition and based on the most recent financial statements delivered pursuant to Section 6.1 hereof), (2) historical financial statements for the period of two years preceding such acquisition of the Person or business being acquired in such Acquisition, which financial statements shall be audited, if available, or if audited financial statements are not available, shall be unaudited and prepared by the management of such Person or the Person owning such business and (3) such other information, documents and other items as the Lender shall have reasonably requested.

Section 7.6 Dispositions

The Borrower shall not, and shall not permit any Subsidiary to, sell, assign, lease, transfer or otherwise dispose of any property or assets, except: (i) sales of inventory in the ordinary course of business, (ii) sales, assignments, transfers or other dispositions of any property or assets that, in the reasonable opinion of the Borrower or such Subsidiary, as the case may be, are obsolete or no longer useful in the conduct of its business, (iii) sales or other dispositions of Cash Equivalents and Investments permitted by Section 7.4(e) hereof; and (iv) sales, assignments, transfers or other dispositions of any property or assets by the Borrower to any Subsidiary or by any Subsidiary to the Borrower or any other Subsidiary, provided that, immediately after giving effect to any such transaction between a Loan Party and a Non-Guarantor Subsidiary, the Intercompany Transaction Amount shall not exceed $1,000,000.00.

Section 7.7 Restricted Payments

The Borrower shall not, and shall not permit any Subsidiary to, declare, pay or make any dividend or other distribution, direct or indirect, on account of any Capital Stock issued by such Person now or hereafter outstanding (other than a dividend payable solely in shares or other units of Capital Stock of such Person) or any redemption, retirement, sinking fund or similar payment, purchase or other acquisition, direct or indirect, of any shares of any class of its Capital Stock now or hereafter outstanding (collectively, “Restricted Payments”), except:

(a) Restricted Payments made by any Subsidiary to the Borrower or other Subsidiary, provided that, (i) immediately before and after giving effect thereto, no Default shall or would exist, and (ii) in the case of a Restricted Payment made by a Loan Party to a Non-Guarantor Subsidiary, immediately after giving effect thereto, the Intercompany Transaction Amount shall not exceed $1,000,000.00;

(b) repurchases of Capital Stock of the Borrower from participants or beneficiaries of qualified employee benefit plans in the ordinary course of the operation of such plans, provided that immediately before and after giving effect thereto, no Default shall or would exist;

(c) cash dividends on its common stock, provided that immediately before and after giving effect thereto, no Default shall or would exists; and

(d) if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, the Borrower may repurchase shares of its Capital Stock in an aggregate amount not in excess of $60,000,000.00.

Section 7.8 Hedging Agreements

The Borrower shall not, and shall not permit any Subsidiary to, enter into any Hedging Agreements, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.

Section 7.9 Sale and Lease-Back Transactions

The Borrower shall not, and shall not permit any Subsidiary to, enter into an arrangement with any Person or group of Persons providing for the renting or leasing by the Borrower or any Subsidiary of any property or asset which has been or is to be sold or transferred by the Borrower or any Subsidiary to any such Person.

Section 7.10 Lines of Business

The Borrower shall not, and shall not permit any Subsidiary to, engage in any business other than the Line of Business.

Section 7.11 Transactions with Affiliates

The Borrower shall not, and shall not permit any Subsidiary to, become a party to any transaction with an Affiliate, unless the Borrower’s or such Subsidiary’s Managing Person shall have determined that the terms and conditions relating thereto are as favorable to the Borrower or such Subsidiary as those which would be obtainable at the time in a comparable arms-length transaction with a Person other than an Affiliate.

Section 7.12 Use of Proceeds

The Borrower shall not use the proceeds of the Loans for any purpose other than to (i) pay all of the Fees due hereunder, (ii) pay the reasonable out-of-pocket fees and expenses incurred by the Borrower in connection with the Loan Documents, and (iii) for the Borrower’s general corporate purposes not inconsistent with the provisions hereof.

Section 7.13 Restrictive Agreements

The Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of the Borrower or any such Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any such Subsidiary to pay dividends or other distributions with respect to any shares of its Capital Stock or to make or repay loans or advances to the Borrower or any other Subsidiary of the Borrower or to Guaranty Indebtedness of the Borrower or any other Subsidiary of the Borrower, provided that the foregoing shall not apply to restrictions and conditions imposed by applicable law or by the Loan Documents.

Section 7.14 Financial Covenants

(a) Minimum Consolidated Net Worth. The Borrower shall not permit its Consolidated Net Worth to be less than, as of the last day of any fiscal quarter, an amount equal to $200,000,000.00 plus the sum for each fiscal quarter ending after the Effective Date of 50% of the net income, if positive, of the Borrower and its Subsidiaries on a consolidated basis for each such fiscal quarter plus an amount equal to 75% of the net proceeds of any issuance of equity by the Borrower.

(b) Minimum Consolidated Fixed Charge Ratio. The Borrower shall not permit its Consolidated Fixed Charge Ratio as of the last day of any fiscal quarter to be less than 1.25:1.00.

(c) Maximum Consolidated Leverage Ratio. The Borrower shall not permit its Consolidated Leverage Ratio as of the last day of any fiscal quarter to be greater than 3.00:1.00.

(d) Minimum Combined Current Ratio. The Domestic Subsidiaries shall not permit their Combined Current Ratio as of the last day of any fiscal quarter to be less than 2.50:1.00.

Section 7.15 Excluded Subsidiaries

The Borrower shall not permit any Excluded Subsidiary (other than Bel Delaware LLC referred to in clause (i) of the definition thereof) to engage in the active conduct of a trade or business or hold any assets (other than immaterial assets).

ARTICLE 8

DEFAULTS

Section 8.1 Events of Default

The following shall each constitute an “Event of Default” hereunder:

(a) the failure of the Borrower to make any payment of principal on the Loans when due and payable; or

(b) the failure of the Borrower to make any payment of interest, Fees, expenses or other amounts payable under any Loan Document or otherwise to the Lender with respect to the loan facilities established hereunder within three Business Days of the date when due and payable; or

(c) the failure of the Borrower to observe or perform any covenant or agreement contained in Sections 6.3(i), 6.9, 6.10 or Article 7 hereof; or

(d) the failure of any Loan Party to observe or perform any other term, covenant, or agreement contained in any Loan Document to which it is a party and such failure shall have continued unremedied for a period of 30 days after such Loan Party shall have obtained knowledge thereof; or

(e) any representation or warranty made by the Borrower or any Subsidiary (or by an officer thereof on its behalf) in any Loan Document or in any certificate, report, opinion (other than an opinion of counsel) or other document delivered or to be delivered pursuant thereto, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made; or

(f) the failure of the Borrower to make any payment when due or within any grace period, or the failure of the Borrower or any Subsidiary to make any payment (whether of principal or interest and regardless of amount) in respect of Material Liabilities when due or within any grace period for the payment thereof; or

(g) any event or condition occurs that results in any Material Liabilities becoming or being declared to be due and payable prior to the scheduled maturity thereof, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Liabilities or any trustee or agent on its or their behalf to cause any Material Liabilities to be due and payable, or to require the prepayment, repurchase, redemption or defeasance thereof, in each case prior to the scheduled maturity thereof (in each case after giving effect to any applicable grace period), provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the properly or assets securing such Indebtedness; or

(h) the Borrower or any Material Subsidiary shall (i) suspend or discontinue its business (except to the extent permitted by Section 6.3 hereof), (ii) make an assignment for the benefit of creditors, (iii) generally not be paying its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 45 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 45 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Borrower or such Material Subsidiary; or

(i) an (i) order or decree is entered by a court having jurisdiction (A) adjudging the Borrower or any Material Subsidiary bankrupt or insolvent, (B) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of the Borrower or any Material Subsidiary under the bankruptcy or insolvency laws of any jurisdiction, (C) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any Material Subsidiary or of any substantial part of the property of any thereof, or (D) ordering the winding up or liquidation of the affairs of the Borrower or any Material Subsidiary, and any such decree or order continues unstayed and in effect for a period of 45 days or (ii) order for relief against the Borrower or any Material Subsidiary is entered under the bankruptcy or insolvency laws of any jurisdiction; or

(j) judgments or decrees against the Borrower or any Subsidiary aggregating in excess of $1,000,000.00 (unless adequately insured by a solvent unaffiliated insurance company which has acknowledged coverage) shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days; or

(k) any Loan Document shall cease, for any reason, to be in full force and effect (other than in accordance with its terms), or any Loan Party shall so assert in writing or shall disavow any of its obligations thereunder; or

(l) an ERISA Event shall have occurred that, in the opinion of the Lender, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in liability of the Borrower and the Subsidiaries which would, individually or in the aggregate, have a Material Adverse effect; or

(m) the occurrence of a Change of Control.

Section 8.2 Contract Remedies

(a) Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof,

(i) in the case of an Event of Default specified in Section 8.1(h) or 8.1(i) hereof, without declaration or notice to the Borrower, the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, and

(ii) in all other cases the Lender may, by notice to the Borrower, declare the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.

In the event that the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section 8.2, the Lender may (A) proceed to enforce its rights under the Loan Documents by suit in equity, action at law and/or other appropriate proceedings, whether for payment or the specific performance of any covenant or agreement contained in the Loan Documents and (B) exercise any and all rights and remedies provided to the Lender by the Loan Documents. Except as otherwise expressly provided in the Loan Documents, the Borrower expressly waives presentment, demand, protest and all other notices of any kind in connection with the Loan Documents. The Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

(b) In the event that the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section 8.2, any funds received by the Lender from or on behalf of the Borrower shall be remitted to, and applied by, the Lender in the following manner and order:

(i) first, to reimburse the Lender for any expenses due from the Borrower pursuant to the provisions of Section 9.4 hereof,

(ii) second, to the payment of the Fees due and owing the Lender,

(iii) third, to the payment of any other fees, expenses or other amounts (other than the principal of and interest on the Loans) payable by the Loan Parties to the Lender under the Loan Documents,

(iv) fourth, to the payment of interest due on the Loans,

(v) fifth, to the payment to the Lender of the unpaid principal amount of the Loans and each amount then due and payable under each Secured Hedging Agreement, and

(vi) sixth, any remaining funds shall be paid to the Borrower or as a court of competent jurisdiction shall direct.

ARTICLE 9

OTHER PROVISIONS

Section 9.1 Amendments and Waivers

Notwithstanding anything to the contrary contained in any Loan Document, the Lender and the appropriate parties to the Loan Documents may from time to time enter into written amendments, supplements or modifications thereof, and the Lender may execute and deliver to any such parties a written instrument waiving or consenting to the departure from, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of the Loan Documents or any Default or Event of Default and its consequences. Any such amendment, supplement, modification, waiver or consent shall be binding upon the parties to the applicable agreement, the Lender and all future holders of the Loans. In the case of any waiver, the parties to the applicable agreement and the Lender shall be restored to their former position and rights hereunder and under the Loan Documents, and any Default waived shall not extend to any subsequent or other Default, or impair any right consequent thereon.

Section 9.2 Notices

All notices, requests and demands to or upon the respective parties to the Loan Documents to be effective shall be in writing and, unless otherwise expressly provided therein, shall be deemed to have been duly given or made when delivered by hand, one Business Day after having been sent by overnight courier service, two Business Days after having been deposited in the mail, first-class postage prepaid, or, in the case of notice by facsimile, when sent, to the last address (including telephone and facsimile numbers) for such party specified by such party in a written notice delivered to the Lender and the Borrower or, if no such written notice was so delivered, as follows:

(a) in the case of any Loan Party, to such Loan Party c/o Bel Fuse Inc., 206 Van Vorst Street, Jersey City, New Jersey 07302; Attention: Colin Dunn, Vice President-Finance, Telephone: (201) 432-0463; Facsimile (201) 432-9542; and

(b) in the case of the Lender, to Bank of America, N.A., Mail Stop: NJ6-502-01-05, 750 Walnut Avenue, 1st Floor, Cranford, New Jersey 07016; Attention: David J. Bardwil, Senior Vice President; Telephone: (908) 709-6668, Facsimile (908) 709-6055;

provided, however, that any notice, request or demand by the Borrower pursuant to Sections 2.2 or 3.3 shall not be effective until received. Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by facsimile or other electronic means as fully as if originally signed.

Section 9.3 Survival

All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder.

Section 9.4 Expenses; Indemnity

(a) The Borrower agrees, on demand therefor and whether the Loans are made to pay or reimburse the Lender (i) for all reasonable out-of-pocket expenses incurred thereby, including the reasonable fees, charges and disbursements of counsel, in connection with the development, preparation, execution and administration of, the Loan Documents (including any amendment, supplement or other modification thereto (whether or not executed or effective)), any documents prepared in connection therewith and the consummation of the transactions contemplated thereby and (ii) for all of its costs and expenses, including reasonable fees and disbursements of counsel, incurred in connection with (A) the protection or enforcement of its rights under the Loan Documents, including any related collection proceedings and any negotiation, restructuring or “work-out”, and (B) the enforcement of this Section.

(b) The Borrower shall, on demand therefor, indemnify the Lender and each of its Related Parties (each, an “Indemnified Person”) against, and hold each Indemnified Person harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel, incurred by or asserted against any Indemnified Person in connection with or in any way arising out of any Loan Document, any other Transaction Document or any Transaction, including as a result of (i) any breach by the Borrower of the terms of any Loan Document, the use of proceeds of the Loans or any action or failure to act on the part of the Borrower, (ii) the consummation or proposed consummation of the Transactions or any other transactions contemplated hereby, (iii) the Loans or the use of the proceeds therefrom, (iv) any actual or alleged presence or release of Hazardous Substance on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any liability in respect of any Environmental Law related in any way to the Borrower or any of its Subsidiaries, (v) any action or failure to act on the part of the Borrower or (vi) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Person is a party thereto (collectively, the “Indemnified Liabilities”), provided that such indemnity shall not, as to any Indemnified Person, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnified Person.

(c) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit and Guaranty Agreement, the other Loan Documents or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loans or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnified Person through telecommunications, electronic or other information transmission systems in connection with this Credit and Guaranty Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Person as determined by a final and nonappealable judgment of a court of competent jurisdiction.

Section 9.5 Successors and Assigns

(a) The Loan Documents shall be binding upon and inure to the benefit of each of the parties thereto, all future holders of the Loans, and their respective successors and assigns, except that no Loan Party may assign, delegate or transfer any of its rights or obligations under the Loan Documents (other than in connection with a dissolution or a transaction involving a merger or consolidation, in each case otherwise permitted by this Agreement) without the prior written consent of the Lender.

(b) In addition to its rights under Section 9.5(d) hereof, the Lender shall have the right to sell, assign, transfer or negotiate one hundred percent of its rights and obligations under the Loan Documents to any subsidiary or affiliate of the Lender or to any other bank, insurance company, financial institution, pension fund, mutual fund or other similar fund, provided that (i) unless the assignee is a subsidiary or affiliate of the Lender (in which case no claims may be made by such assignee pursuant to Section 3.5, 3.6 or 3.7 hereof, in each case except to the extent that the Lender would otherwise have the right to do so), the Borrower shall have consented thereto in writing (which consent shall not be unreasonably withheld or delayed and shall not be required upon the occurrence and during the continuance of an Event of Default) and (ii) the Lender and such assignee shall execute and deliver an assignment and acceptance agreement and cause one photocopy thereof, as executed, to be delivered to the Borrower. From and after the effective date specified in such assignment and acceptance agreement, the assignee thereunder shall be a party hereto and shall, for all purposes of this Agreement and the other Loan Documents, be deemed the “Lender”, and the assignor thereunder shall be released from its obligations under this Agreement and the other Loan Documents.

(c) The Lender may grant participations in all or any part of its rights under the Loan Documents to one or more Persons, provided that (i) the Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties to this Agreement and the other Loan Documents for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement and the other Loan Documents. The Borrower agrees that each participant shall be entitled to the benefits of Sections 3.5, 3.6 and 3.7 hereof to the same extent as if it were the Lender and had acquired its interest by assignment pursuant to Section 9.5(b) hereof, provided, however, that (A) no participant shall be entitled to receive any greater payment under such Sections than the Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Borrower’s prior written consent, and (B) no participant that is organized under the laws of any jurisdiction other than the United States or any political subdivision thereof shall be entitled to the benefits of Section 3.7, unless the Borrower is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 3.7 hereof as thought it were the Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 2.3(b) hereof as though it were the Lender.

(d) The Lender may at any time or from time to time assign all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, provided that any such assignment shall not release such assignor from its obligations thereunder.

Section 9.6 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged, or received by the Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Borrower Obligations hereunder.

Section 9.7 Counterparts; Integration

Each Loan Document (other than the Note) may be executed by one or more of the parties thereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same document. It shall not be necessary in making proof of any Loan Document to produce or account for more than one counterpart signed by the party to be charged. Delivery of an executed counterpart of a signature page of any Loan Document by facsimile shall be effective as delivery of a manually executed counterpart of such Loan Document. The Loan Documents and any separate letter agreements between the Borrower and the Lender with respect to fees embody the entire agreement and understanding among the Loan Parties and the Lender with respect to the subject matter thereof and supersede all prior agreements and understandings among the Loan Parties and the Lender with respect to the subject matter thereof.

Section 9.8 Severability

Every provision of the Loan Documents is intended to be severable, and if any term or provision thereof shall be invalid, illegal or unenforceable for any reason, the validity, legality and enforceability of the remaining provisions thereof shall not be affected or impaired thereby, and any invalidity, illegality or unenforceability in any jurisdiction shall not affect the validity, legality or enforceability of any such term or provision in any other jurisdiction.

Section 9.9 GOVERNING LAW

(a) GOVERNING LAW. THIS CREDIT AND GUARANTY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW JERSEY.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND THE OTHER LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW JERSEY AND OF THE UNITED STATES DISTRICT COURT OF THE DISTRICT OF NEW JERSEY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CREDIT AND GUARANTY AGREEMENT OR LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW JERSEY STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS CREDIT AND GUARANTY AGREEMENT OR THE OTHER LOAN DOCUMENTS AGAINST THE BORROWER OR THE OTHER LOAN PARTIES OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND THE OTHER LOAN PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 9.2 HEREOF. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 9.10 Jurisdiction; Service of Process

Each party to a Loan Document hereby irrevocably submits to the nonexclusive jurisdiction of any New Jersey State or Federal court over any suit, action or proceeding arising out of or relating to the Loan Documents. Each party to a Loan Document hereby irrevocably waives, to the fullest extent permitted or not prohibited by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each Loan Party hereby agrees that a final judgment in any such suit, action or proceeding brought in such a court, after all appropriate appeals, shall be conclusive and binding upon it and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to Loan Documents against the Borrower or its properties in the courts of any jurisdiction. Each party to a Loan Document hereby irrevocably consents to service of process in the manner provided for notices in Section 9.2 hereof. Nothing in this Agreement will affect the right of any party to a Loan Document to serve process in any other manner permitted by law.

Section 9.11 WAIVER OF TRIAL BY JURY

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS CREDIT AND GUARANTY AGREEMENT OR THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.12 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower and the other Loan Parties acknowledge and agree that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between Borrower, each of the other Loan Parties and their respective Affiliates, on the one hand, and the Lender, on the other hand, and Borrower and each of the other Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for Borrower, any of the other Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) the Lender has not assumed and will not assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any of the other Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Lender has advised or is currently advising Borrower, any of the other Loan Parties or any of their respective Affiliates on other matters) and the Lender has no obligation to the Borrower, any of the other Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, the other Loan Parties and their respective Affiliates, and the Lender has no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Lender has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any of the other Loan Documents) and the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of Borrower and the other Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Lender with respect to any breach or alleged breach of agency or fiduciary duty.

ARTICLE 10

SUBSIDIARY GUARANTY

The Subsidiary Guarantors agree that until the principal of, and interest on, the Loans, all Fees and all other amounts payable under the Loan Documents shall have been paid in full:

Section 10.1 Guaranty

(a) Subject to Section 10.1(b) hereof, each Subsidiary Guarantor hereby absolutely, irrevocably and unconditionally Guaranties the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of the Borrower Obligations. The agreements of each Subsidiary Guarantor under this Article 10 constitute a Guaranty of payment, and the Lender shall not have any obligation to enforce any Loan Document or exercise any right or remedy with respect to any collateral security thereunder by any action, including making or perfecting any claim against any Person or any collateral security for any of the Borrower Obligations prior to being entitled to the benefits of this Agreement. The Lender may, at its option, proceed against the Subsidiary Guarantors, or any one or more of them, in the first instance, to enforce the Guarantor Obligations without first proceeding against the Borrower or any other Person, and without first resorting to any other rights or remedies, as the Lender may deem advisable. In furtherance hereof, if the Lender is prevented by law from collecting or otherwise hindered from collecting or otherwise enforcing any Borrower Obligation in accordance with its terms, the Lender shall be entitled to receive hereunder from the Subsidiary Guarantors after demand therefor, the sums that would have been otherwise due had such collection or enforcement not been prevented or hindered.

(b) Notwithstanding anything to the contrary contained herein, the maximum aggregate amount of the obligations of each Subsidiary Guarantor hereunder shall not, as of any date of determination, exceed the lesser of (i) the greatest amount that is valid and enforceable against such Subsidiary Guarantor under principles of New Jersey State contract law, and (ii) the greatest amount that would not render such Subsidiary Guarantor’s liability hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Subsidiary Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liability (A) in respect of intercompany indebtedness to the Borrower or any affiliate or subsidiary of the Borrower, to the extent that such intercompany indebtedness would be discharged in an amount equal to the amount paid by such Subsidiary Guarantor hereunder, and (B) under any Guaranty of (1) senior unsecured indebtedness, or (2) indebtedness subordinated in right of payment to any Borrower Obligation, in either case that contains a limitation as to maximum liability similar to that set forth in this Section 10.1(b) and pursuant to which the liability of such Subsidiary Guarantor hereunder is included in the liabilities taken into account in determining such maximum liability) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights of such Subsidiary Guarantor pursuant to applicable law or any agreement providing for an equitable allocation among such Subsidiary Guarantor and other affiliates or subsidiaries of the Borrower of obligations arising under Guaranties by such parties.

(c) Each Subsidiary Guarantor agrees that the Guarantor Obligations may at any time and from time to time exceed the maximum aggregate amount of the obligations of such Subsidiary Guarantor hereunder without impairing this Agreement or affecting the rights and remedies of the Lender hereunder.

Section 10.2 Absolute Obligation

Subject to Section 10.5(c) hereof, no Subsidiary Guarantor shall be released from liability hereunder unless and until either (i) the Borrower shall have paid in full the outstanding principal balance of the Loans, together with all accrued and unpaid interest thereon, and all other amounts then due and owing under the Loan Documents, or (ii) the Guarantor Obligations of such Subsidiary Guarantor shall have been paid in full in cash. Each Subsidiary Guarantor acknowledges and agrees that (a) the Lender has not made any representation or warranty to such Subsidiary Guarantor with respect to the Borrower, any of its Subsidiaries, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, or any other matter whatsoever, and (b) such Subsidiary Guarantor shall be liable hereunder, and such liability shall not be affected or impaired, irrespective of (A) the validity or enforceability of any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, or the collectability of any of the Borrower Obligations, (B) the preference or priority ranking with respect to any of the Borrower Obligations, (C) the existence, validity, enforceability or perfection of any security interest or collateral security under any Loan Document, or the release, exchange, substitution or loss or impairment of any such security interest or collateral security, (D) any failure, delay, neglect or omission by the Lender to realize upon or protect any direct or indirect collateral security, indebtedness, liability or obligation, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, or any of the Borrower Obligations, (E) the existence or exercise of any right of set-off by the Lender, (F) the existence, validity or enforceability of any other Guaranty with respect to any of the Borrower Obligations, the liability of any other Person in respect of any of the Borrower Obligations, or the release of any such Person or any other guarantor of any of the Borrower Obligations, (G) any act or omission of the Lender in connection with the administration of any Loan Document or any of the Borrower Obligations, (H) the bankruptcy, insolvency, reorganization or receivership of, or any other proceeding for the relief of debtors commenced by or against, any Person, (I) the disaffirmance or rejection, or the purported disaffirmance or purported rejection, of any of the Borrower Obligations, any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith, in any bankruptcy, insolvency, reorganization or receivership, or any other proceeding for the relief of debtor, relating to any Person, (J) any law, regulation or decree now or hereafter in effect that might in any manner affect any of the terms or provisions of any Loan Document, or any agreement, instrument or document executed or delivered in connection therewith or any of the Borrower Obligations, or that might cause or permit to be invoked any alteration in the time, amount, manner or payment or performance of any of the Borrower’s obligations and liabilities (including the Borrower Obligations), (K) the merger or consolidation of the Borrower into or with any Person, (L) the sale by the Borrower of all or any part of its assets, (M) the fact that at any time and from time to time none of the Borrower Obligations may be outstanding or owing to the Lender, (N) any amendment or modification of, or supplement to, any Loan Document, or (O) any other reason or circumstance that might otherwise constitute a defense available to or a discharge of the Borrower in respect of its obligations or liabilities (including the Borrower Obligations) or of such Subsidiary Guarantor in respect of any of the Guarantor Obligations (other than by the performance in full thereof).

Section 10.3 Repayment in Bankruptcy, etc

If, at any time or times subsequent to the payment of all or any part of the Borrower Obligations or the Guarantor Obligations, the Lender shall be required to repay any amounts previously paid by or on behalf of the Borrower or any Subsidiary Guarantor in reduction thereof by virtue of an order of any court having jurisdiction in the premises, including as a result of an adjudication that such amounts constituted preferential payments or fraudulent conveyances, the Subsidiary Guarantors unconditionally agree to pay to the Lender, within 10 days after demand, a sum in cash equal to the amount of such repayment, together with interest on such amount from the date of such repayment by the Lender to the date of payment to the Lender at the applicable after-maturity rate set forth in Section 3.1(b) hereof.

Section 10.4 Additional Subsidiary Guarantors

Upon the execution and delivery to the Lender of a Guaranty Supplement by any Person, appropriately acknowledged, such Person shall be a Subsidiary Guarantor.

Section 10.5 Miscellaneous

(a) Each Subsidiary Guarantor agrees that any statement of account with respect to the Borrower Obligations from the Lender that binds the Borrower shall also be binding upon such Subsidiary Guarantor, and that copies of said statements of account maintained in the regular course of the Lender’s business may be used in evidence against such Subsidiary Guarantor in order to establish its Guarantor Obligations.

(b) Subject to the limitations set forth in Section 10.1(b), the Guarantor Obligations shall be joint and several.

(c) Notwithstanding anything to the contrary contained in this Agreement, on and as of the date of any merger, consolidation or Acquisition permitted by Section 7.3 or 7.5 hereof, as the case may be, that shall result in any Subsidiary Guarantor ceasing to be a Subsidiary, such Subsidiary Guarantor shall, without the consent of the Lender, cease to be a Subsidiary Guarantor and shall have no further liability hereunder.

(d) The Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107−56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow the Lender to identify each Loan Party in accordance with the Patriot Act. The Borrower agrees to furnish and cause each of its Subsidiaries to promptly furnish to the Lender such information with documentation required by bank regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations (including, without limitation, the Patriot Act), as from time to time may be reasonably requested by the Lender.

Section 10.6 Dispute Resolution.

(a) Arbitration. Except to the extent expressly provided below, any Dispute shall, upon the request of any party thereto, be determined by binding arbitration in accordance with the Federal Arbitration Act, Title 9, United States Code (or if not applicable, the applicable state law), the then-current rules for arbitration of financial services disputes of AAA and the “Special Rules” set forth below. In the event of any inconsistency, the Special Rules shall control. The filing of a court action is not intended to constitute a waiver of the right of the Borrower or any of the other Loan Parties or their Affiliates or the Lender, including the suing party, thereafter to require submittal of the Dispute to arbitration. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any Dispute in any court having jurisdiction over such action. For the purposes of this Dispute Resolution Section only, the terms “party” and “parties” shall include any parent corporation, subsidiary or affiliate of the Lender involved in the servicing, management or administration of any obligation described in or evidenced by this Credit and Guaranty Agreement, together with the officers, employees, successors and assigns of each of the foregoing.

(b) Special Rules.

(i) The arbitration shall be conducted in any U.S. state where real or tangible personal property collateral is located, or if there is no such collateral, in the City and County where Lender is located pursuant to its address for notice purposes in this Agreement.

(ii) The arbitration shall be administered by AAA, who will appoint an arbitrator. If AAA is unwilling or unable to administer the arbitration, or if AAA is unwilling or unable to enforce or legally precluded from enforcing any and all provisions of this Dispute Resolution Section, then any party to this Agreement may substitute another arbitration organization that has similar procedures to AAA and that will observe and enforce any and all provisions of this Dispute Resolution Section. All Disputes shall be determined by one arbitrator; however, if the amount in controversy in a Dispute exceeds Five Million Dollars ($5,000,000.00), upon the request of any party, the Dispute shall be decided by three arbitrators (for purposes of this Agreement, referred to collectively as the “arbitrator”).

(iii) All arbitration hearings will be commenced within ninety (90) days of the demand for arbitration and completed within ninety (90) days from the date of commencement; provided, however, that upon a showing of good cause, the arbitrator shall be permitted to extend the commencement of such hearing for up to an additional sixty (60) days.

(iv) The judgment and the award, if any, of the arbitrator shall be issued within thirty (30) days of the close of the hearing. The arbitrator shall provide a concise written statement setting forth the reasons for the judgment and for the award, if any. The arbitration award, if any, may be submitted to any court having jurisdiction to be confirmed and enforced, and such confirmation and enforcement shall not be subject to arbitration.

(v) The arbitrator will give effect to statutes of limitations and any waivers thereof in determining the disposition of any Dispute and may dismiss one or more claims in the arbitration on the basis that such claim or claims is or are barred. For purposes of the application of the statute of limitations, the service on AAA under applicable AAA rules of a notice of Dispute is the equivalent of the filing of a lawsuit.

(vi) Any dispute concerning this arbitration provision, including any such dispute as to the validity or enforceability of this provision, or whether a Dispute is arbitrable, shall be determined by the arbitrator; provided, however, that the arbitrator shall not be permitted to vary the express provisions of these Special Rules or the Reservations of Rights in subsection (c) below.

(vii) The arbitrator shall have the power to award legal fees and costs pursuant to the terms of this Agreement.

(viii) The arbitration will take place on an individual basis without reference to, resort to, or consideration of any form of class or class action.

(c) Reservations of Rights. Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation and any waivers contained in this Credit and Guaranty Agreement, or (ii) apply to or limit the right of the Lender (A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights, (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession, prejudgment attachment, or the appointment of a receiver, or (D) to pursue rights against a party to this Agreement in a third-party proceeding in any action brought against Lender in a state, federal or international court, tribunal or hearing body (including actions in specialty courts, such as bankruptcy and patent courts), or (E) to enforce any assignment of rents contained in the Loan Documents, or (F) to preserve or enforce the Lender’s rights and remedies due to possible application of New Jersey’s “entire controversy doctrine”. Lender may exercise the rights set forth in clauses (A) through (F), inclusive, before, during or after the pendency of any arbitration proceeding brought pursuant to this Credit and Guaranty Agreement. Neither the exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the Dispute occasioning resort to such remedies. No provision in the Loan Documents regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions in any Loan Document for arbitration of any Dispute.

(d) Conflicting Provisions for Dispute Resolution. If there is any conflict between the terms, conditions and provisions of this Section and those of any other provision or agreement for arbitration or dispute resolution, the terms, conditions and provisions of this Section shall prevail as to any Dispute arising out of or relating to (i) this Credit and Guaranty Agreement, (ii) any other Loan Document, (iii) any related agreements or instruments, or (iv) the transaction contemplated herein or therein (including any claim based on or arising from an alleged personal injury or business tort). In any other situation, if the resolution of a given Dispute is specifically governed by another provision or agreement for arbitration or dispute resolution, the other provision or agreement shall prevail with respect to said Dispute.

(e) Jury Trial Waiver in Arbitration. By agreeing to this Section, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Dispute.

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IN WITNESS WHEREOF, the parties hereto have caused this Credit and Guaranty Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

BEL FUSE INC., a New Jersey corporation

By:	/s/ Colin Dunn
Colin Dunn Vice President

GUARANTORS:

BEL VENTURES INC., a Delaware corporation

BEL POWER INC., a Massachusetts corporation

BEL POWER PRODUCTS INC., a Delaware corporation

BEL TRANSFORMER INC., a Delaware corporation

BEL CONNECTOR INC., a Delaware corporation

AS TO EACH OF THE FOREGOING:

By:	/s/ Colin Dunn
Colin Dunn Vice President of each of the above-referenced corporations

BANK OF AMERICA, N.A.

By:	/s/ David J. Bardwil
David J. Bardwil Senior Vice President

EXHIBIT “A”

ATTACHED TO AND MADE A PART OF THAT CERTAIN CREDIT AND GUARANTY
AGREEMENT BY AND AMONG BEL FUSE INC., CERTAIN SUBSIDIARY GUARANTORS,
AND BANK OF AMERICA, N.A., DATED FEBRUARY ____, 2007

Form of Borrowing Request

Date: ___________, _____

To:	Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Credit and Guaranty Agreement, dated February ____, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Bel Fuse Inc. (the “Company”), certain Subsidiaries of the Company and Bank of America, N.A., as Lender.

Name of Borrower: Bel Fuse Inc.

The undersigned Borrower hereby requests (select one):

☐ A Borrowing of Revolving Loans        ☐ A conversion or continuation of Revolving Loans

1. On _______________________________ (a Business Day).
2. In the amount of $____________________.
3. Comprised of  _______________________.

[Type of Revolving Loan requested]

4. For Eurodollar Advances: with an Interest Period of ______ months.

BEL FUSE INC.

By:
Name:
Title:

EXHIBIT “B”

ATTACHED TO AND MADE A PART OF THAT CERTAIN CREDIT AND GUARANTY
AGREEMENT BY AND AMONG BEL FUSE INC., CERTAIN SUBSIDIARY GUARANTORS,
AND BANK OF AMERICA, N.A., DATED FEBRUARY ____, 2007

Form of Guaranty Supplement

SUPPLEMENT NO. __, dated as of [_________________], to (i) the Credit and Guarantee Agreement, dated February ___, 2007, by and among BEL FUSE INC. (the “Borrower”), the Subsidiary Guarantors party thereto, and BANK OF AMERICA, N.A. (the “Lender”)(as it may be subsequently amended, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Lender has agreed to make the Loans to the Borrower pursuant to, and upon the terms and subject to the conditions specified in, the Credit Agreement. The Subsidiary Guarantors have entered into the Credit Agreement in order to induce the Lender to make the Loans. Pursuant to Section 6.9 of the Credit Agreement, each Subsidiary created or acquired after the Effective Date that is a Domestic Subsidiary is to become a Subsidiary Guarantor by the execution and delivery of this Guarantee Supplement.

The undersigned Subsidiary (the “New Subsidiary Guarantor”) is executing this Guarantee Supplement in accordance with the requirements of the Credit Agreement to become a Subsidiary Guarantor under the Credit Agreement in order to induce the Lender to make additional Loans and as consideration for the Loans previously made.

Accordingly, the Lender and the New Subsidiary Guarantor agree that in accordance with Section 6.9 of the Credit Agreement, the New Subsidiary Guarantor by its signature below becomes a Subsidiary Guarantor under the Credit Agreement with the same force and effect as if originally named therein as a Subsidiary Guarantor and the New Subsidiary Guarantor hereby (i) agrees to all the terms and provisions of the Credit Agreement applicable to it as a Subsidiary Guarantor thereunder and (ii) represents and warrants that the representations and warranties made with respect to it as a Subsidiary Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a “Subsidiary Guarantor” in any Loan Document shall be deemed to include the New Subsidiary Guarantor.

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IN EVIDENCE of the agreement by the parties hereto to the terms and conditions herein contained, each such party has caused this Guarantee Supplement to be duly executed on its behalf.

[_____________________]

By:
Colin Dunn Vice President

Address for Notices: c/o Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 Attention: Colin Dunn - Vice President Telephone: (201) 432-0463 Telecopy: (201) 432-9542

Accepted and agreed to as
of the date first above written:

BANK OF AMERICA, N.A.

By:
David J. Bardwil Senior Vice President

EXHIBIT “C”

ATTACHED TO AND MADE A PART OF THAT CERTAIN CREDIT AND GUARANTY
AGREEMENT BY AND AMONG BEL FUSE INC., CERTAIN SUBSIDIARY GUARANTORS,
AND BANK OF AMERICA, N.A., DATED FEBRUARY ____, 2007

Form of Revolving Credit Loan Note

$20,000,000.00	Cranford, New Jersey
February ____, 2007

FOR VALUE RECEIVED, the undersigned, BEL FUSE INC., a New Jersey corporation (the “Borrower”), hereby promises to pay to the order of promises to pay to the order of BANK OF AMERICA, N.A., its successors and/or assigns (collectively the “Lender,”), the outstanding principal balance of the Loans made by the Lender to the Borrower, in the amounts, and at the times set forth in the Credit and Guaranty Agreement, dated of even date herewith by and among the Borrower, the Subsidiary Guarantors party thereto, and the Lender (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) and to pay interest thereon from the date hereof on the principal balance of the Loans from time to time outstanding, at the rate or rates and at the times set forth in the Credit Agreement, in each case at the office of the Lender located at 750 Walnut Avenue, Cranford, New Jersey 07016, or at such other place as the Lender may specify from time to time, in lawful money of the United States in immediately available funds.

Capitalized terns used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.

The Loans evidenced by this Note are prepayable in the amounts, and under the circumstances, and their respective maturities are subject to acceleration upon the terms, set forth in the Credit Agreement. This Note is the “Note” under, and as such term is defined in, the Credit Agreement, and is subject to, and should be construed in accordance with, the provisions thereof, and is entitled to the benefits and security set forth in the Loan Documents.

The Lender is hereby authorized to record on the schedule annexed hereto, and any continuation sheets which the Lender may attach hereto, (i) the date and the amount of each Loan made by the Lender to the Borrower, (ii) the Type of the Loan, (iii) the interest rate (without regard to the Applicable Margin) and Interest Period (if any) applicable to each Eurodollar Advance, and (iv) the date and amount of each conversion of, and each payment or prepayment of principal of any such Loan. No failure to so record or any error in so recording shall affect the obligation of the Borrower to repay the Loans, together with interest thereon, as provided in the Credit Agreement, and the outstanding principal balance of the Loans made by the Lender as set forth in such schedule shall be presumed to be correct absent manifest error.

Except as specifically otherwise provided in the Credit Agreement, the Borrower hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Note.

This Note may only he amended by an instrument in writing executed pursuant to the provisions of Section 9.l of the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW JERSEY.

IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its proper and duly Authorized Officer, all on the day and year first hereinabove written.

BEL FUSE INC., a New Jersey corporation

By:
Colin Dunn
Vice President

Schedule “1” to Revolving Credit Loan Note

REVOLVING CREDIT LOANS AND PAYMENTS OF REVOLVING CREDIT LOANS

Date	Amount of Revolving Credit Loans	Amount of Principal Repaid	Unpaid Principal Balance of Revolving Credit Loans	Notation Made By

EXHIBIT “D”

ATTACHED TO AND MADE A PART OF THAT CERTAIN CREDIT AND GUARANTY
AGREEMENT BY AND AMONG BEL FUSE INC., CERTAIN SUBSIDIARY GUARANTORS,
AND BANK OF AMERICA, N.A., DATED FEBRUARY ____, 2007

Form of Notice of Conversion

Date: ___________, _____

To:	Bank of America, N.A.

Ladies and Gentlemen:

Reference is made to that certain Credit and Guaranty Agreement, dated February ____, 2007 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Bel Fuse Inc. (the “Company”), certain Subsidiaries of the Company and Bank of America, N.A., as Lender.

Name of Borrower: Bel Fuse Inc.

The undersigned Borrower hereby requests (select one):

☐ A Borrowing of Revolving Loans        ☐ A conversion or continuation of Revolving Loans

1. On ______________________________ (a Business Day).
2. In the amount of $___________________.
3. Comprised of ______________________.

[Type of Revolving Loan requested]

4. For Eurodollar Advances: with an Interest Period of   months.

BEL FUSE INC.

By:
Name:
Title:

EXHIBIT “E”

ATTACHED TO AND MADE A PART OF THAT CERTAIN CREDIT AND GUARANTY AGREEMENT BY AND AMONG BEL FUSE INC., CERTAIN SUBSIDIARY GUARANTORS, AND BANK OF AMERICA, N.A., DATED FEBRUARY ____, 2007

Form of Compliance Certificate

See Attached.